EXECUTION COPY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of February 24, 2009

Among

FOAMEX L.P.,

as Borrower,

FOAMEX INTERNATIONAL INC.,

FMXI, LLC,

FOAMEX CANADA INC.,

FOAMEX LATIN AMERICA, INC.,

FOAMEX MEXICO, INC.,

FOAMEX ASIA, INC. AND

FOAMEX CARPET CUSHION LLC,

as Guarantors,

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as the Lenders,

and

BANK OF AMERICA, N.A.,

as the Administrative Agent,

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ARTICLE I

NEW TERM LOANS AND LETTERS OF CREDIT

SECTION 1.1	Total Facility	2
SECTION 1.2	New Term Loans	2
SECTION 1.3	Prepetition Revolving Loans and Swap Obligations	4
SECTION 1.4	Letters of Credit	4

ARTICLE II

INTEREST, MAKE-WHOLE AMOUNT AND FEES

SECTION 2.1	Interest	8
SECTION 2.2	Intentionally Omitted	9
SECTION 2.3	Maximum Interest Rate	9
SECTION 2.4	Facility Fee	10
SECTION 2.5	Make-Whole Amount	10
SECTION 2.6	Letter of Credit Fee	10
SECTION 2.7	Upfront Fee	10

ARTICLE III

PAYMENTS AND PREPAYMENTS

SECTION 3.1	New Term Loans	10
SECTION 3.2	Intentionally Omitted	11
SECTION 3.3	Intentionally Omitted	11
SECTION 3.4	Intentionally Omitted	11
SECTION 3.5	Intentionally Omitted	11
SECTION 3.6	Payments by Borrower	11
SECTION 3.7	Intentionally Omitted	11
SECTION 3.8	Apportionment, Application and Reversal of Payments	11
SECTION 3.9	Indemnity for Returned Payments	12
SECTION 3.10	Administrative Agent's and Lenders' Books and Records; Monthly
Statements	12
SECTION 3.11	Certain Bankruptcy Matters; Superpriority of Obligations; Priming
Liens	13

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

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SECTION 4.1	Taxes	14
SECTION 4.2	Intentionally Omitted	16
SECTION 4.3	Increased Costs and Reduction of Return	16
SECTION 4.4	Intentionally Omitted	17
SECTION 4.5	Intentionally Omitted	17
SECTION 4.6	Certificates of Administrative Agent and Lenders	17
SECTION 4.7	Survival	17
SECTION 4.8	Limitation on Claims	17

ARTICLE V

FINANCIAL INFORMATION; NOTICES

SECTION 5.1	Financial Statements; Projections	18
SECTION 5.2	Certificates; Other Information	19
SECTION 5.3	Notices	22
SECTION 5.4	E-Mail Deliveries	23

ARTICLE VI

GENERAL WARRANTIES AND REPRESENTATIONS

SECTION 6.1	Existence, Qualification and Power; Compliance with Laws	23
SECTION 6.2	Authorization; No Contravention	23
SECTION 6.3	Governmental Authorization; Other Consents	24
SECTION 6.4	Binding Effect	24
SECTION 6.5	Financial Statements; No Material Adverse Effect	24
SECTION 6.6	Litigation	25
SECTION 6.7	No Default	25
SECTION 6.8	Properties	25
SECTION 6.9	Environmental Matters	26
SECTION 6.10	Insurance	27
SECTION 6.11	Taxes	27
SECTION 6.12	ERISA Compliance	28
SECTION 6.13	Subsidiaries; Equity Interests	29
SECTION 6.14	Margin Regulations; Investment Company Act; Public Utility Holding
Company Act	29

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SECTION 6.15	Disclosure	30
SECTION 6.16	Compliance with Laws	30
SECTION 6.17	Intentionally Omitted	30
SECTION 6.18	Intellectual Property Matters	30
SECTION 6.19	Security Interests	30
SECTION 6.20	Use of Proceeds	31
SECTION 6.21	FMXI	31
SECTION 6.22	Anti-Terrorism Law	31
SECTION 6.23	Intentionally Omitted	32
SECTION 6.24	Trade Names; Jurisdiction of Organization; Location of Chief
Executive Office; Organizational Identification Number	32
SECTION 6.25	Bank Accounts	32
SECTION 6.26	Reorganization Matters	32
SECTION 6.27	Transfers	33

ARTICLE VII

AFFIRMATIVE AND NEGATIVE COVENANTS

SECTION 7.1	Payment of Taxes	33
SECTION 7.2	Preservation of Existence, Etc	34
SECTION 7.3	Maintenance of Properties	34
SECTION 7.4	Maintenance of Insurance	34
SECTION 7.5	Compliance with Laws	35
SECTION 7.6	Books and Records	35
SECTION 7.7	Inspection Rights	35
SECTION 7.8	Use of Proceeds	36
SECTION 7.9	Compliance with Environmental Laws	36
SECTION 7.10	Additional Collateral; Additional Guarantors	36
SECTION 7.11	Intentionally Omitted	37
SECTION 7.12	Information Regarding Collateral	37
SECTION 7.13	Other Affirmative Covenants	37
SECTION 7.14	Liens	38
SECTION 7.15	Investments; Bank Accounts	38

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SECTION 7.16	Indebtedness	38
SECTION 7.17	Fundamental Changes	39
SECTION 7.18	Disposal of Assets	39
SECTION 7.19	Restricted Payments	39
SECTION 7.20	Change in Nature of Business	39
SECTION 7.21	Transactions with Affiliates	40
SECTION 7.22	Intentionally Omitted	40
SECTION 7.23	Clauses Restricting Subsidiary Distributions	40
SECTION 7.24	Market Regulations	40
SECTION 7.25	Minimum EBITDA	40
SECTION 7.26	Maximum Capital Expenditures	40
SECTION 7.27	Modifications of Organization Documents and Other Documents,
Prepayment of Subordinated Indebtedness, Etc.	41
SECTION 7.28	Change in Fiscal Year; Recording of Accounts	41
SECTION 7.29	Anti-Terrorism Law; Anti-Money Laundering	41
SECTION 7.30	Embargoed Person	42
SECTION 7.31	Intentionally Omitted	42
SECTION 7.32	Acquisitions	42
SECTION 7.33	Minimum Net Availability	42
SECTION 7.34	Applications to Bankruptcy Court	42

ARTICLE VIII

CONDITIONS OF LENDING

SECTION 8.1	Conditions Precedent - Closing Date	42
SECTION 8.2	Conditions Precedent to Each New Term Loan	45

ARTICLE IX

DEFAULT; REMEDIES

SECTION 9.1	Events of Default	46
SECTION 9.2	Remedies	51

ARTICLE X

TERM AND TERMINATION

SECTION 10.1	Term and Termination	53

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ARTICLE XI

AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

SECTION 11.1	Amendments and Waivers	53
SECTION 11.2	Assignments; Participations	55

ARTICLE XII

THE ADMINISTRATIVE AGENT

SECTION 12.1	Appointment and Authorization	58
SECTION 12.2	Delegation of Duties	58
SECTION 12.3	Liability of the Administrative Agent	59
SECTION 12.4	Reliance by the Administrative Agent	59
SECTION 12.5	Notice of Default	59
SECTION 12.6	Credit Decision	60
SECTION 12.7	Indemnification	60
SECTION 12.8	Administrative Agent in Individual Capacity	60
SECTION 12.9	Successor Administrative Agent	61
SECTION 12.10	Withholding Tax	61
SECTION 12.11	Collateral Matters	63
SECTION 12.12	Restrictions on Actions by Lenders; Sharing of Payments	64
SECTION 12.13	Agency for Perfection	65
SECTION 12.14	Payments by Administrative Agent to Lenders	65
SECTION 12.15	Settlement	65
SECTION 12.16	Letters of Credit; Intra-Lender Issues	66
SECTION 12.17	Concerning the Collateral and the Related Loan Documents	68
SECTION 12.18	Field Audit and Examination Reports; Disclaimer by Lenders	68
SECTION 12.19	Relation Among Lenders	69

ARTICLE XIII

GUARANTEES

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1	No Waivers; Cumulative Remedies	72
SECTION 14.2	Severability	72

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SECTION 14.3	Governing Law; Choice of Forum; Service of Process	72
SECTION 14.4	WAIVER OF JURY TRIAL	73
SECTION 14.5	Survival of Representations and Warranties	74
SECTION 14.6	Other Security and Guaranties	74
SECTION 14.7	Fees and Expenses	74
SECTION 14.8	Notices	75
SECTION 14.9	Waiver of Notices	76
SECTION 14.10	Binding Effect	76
SECTION 14.11	Indemnity of the Administrative Agent and the Lenders by the Loan
Parties	76
SECTION 14.12	Limitation of Liability	77
SECTION 14.13	Final Agreement	78
SECTION 14.14	Counterparts	78
SECTION 14.15	Captions	78
SECTION 14.16	Right of Setoff	78
SECTION 14.17	Confidentiality	78
SECTION 14.18	Conflicts with Other Loan Documents	79
SECTION 14.19	Intentionally Omitted	79
SECTION 14.20	Intentionally Omitted	79
SECTION 14.21	Press Releases and Related Matters	79
SECTION 14.22	USA PATRIOT Act Notice	80

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ANNEXES, EXHIBITS AND SCHEDULES

ANNEX A	DEFINED TERMS
ANNEX B	FINANCIAL COVENANT RATIOS
EXHIBIT A	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT B	FORM OF NOTICE OF BORROWING
EXHIBIT C	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT D	INTERIM ORDER
SCHEDULE 1.2	NEW TERM LOAN COMMITMENTS
SCHEDULE 6.6	LITIGATION
SCHEDULE 6.9	ENVIRONMENTAL MATTERS
SCHEDULE 6.12(b)	FOREIGN PLANS
SCHEDULE 6.13(a)	SUBSIDIARIES
SCHEDULE 6.13(b)	EQUITY INTERESTS
SCHEDULE 6.24	TRADE NAMES; CORPORATE INFORMATION
SCHEDULE 6.25	BANK ACCOUNTS
SCHEDULE 7.13	POST CLOSING
SCHEDULE 7.14	EXISTING LIENS
SCHEDULE 7.15	EXISTING INVESTMENTS
SCHEDULE 7.16	EXISTING INDEBTEDNESS

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DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This Debtor-In-Possession Credit Agreement, dated as of February 20, 2009 (this "Agreement"), among the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), Bank of America, N.A., with an office at 335 Madison Avenue, New York, New York, as administrative agent for the Lenders (in its capacity as administrative agent, together with any successor administrative agent, the "Administrative Agent"), Foamex L.P., a Delaware limited partnership ("Borrower"), Foamex International Inc., a Delaware corporation ("Holdings"), FMXI, LLC, a Delaware limited liability company ("FMXI"), and the other Guarantors (as defined herein).

W I T N E S S E T H:

WHEREAS, Borrower, Holdings, FMXI, the U.S Guarantors, certain lenders (the "Prepetition Revolving Lenders"), Bank of America, N.A., as administrative agent for such lenders (the "Prepetition Revolving Administrative Agent"), and certain other Persons (as hereinafter defined) are parties to a Revolving Credit Agreement, dated as of February 12, 2007, as amended to date (as so amended, the "Prepetition Revolving Credit Agreement"), pursuant to which the Prepetition Revolving Lenders agreed, subject to the terms and conditions therein contained, to make available to Borrower a revolving line of credit for revolving loans (the "Prepetition Revolving Loans") and letters of credit in an aggregate principal amount not to exceed $175,000,000;

WHEREAS, in connection with the Prepetition Revolving Credit Agreement, the Borrower entered into certain Swap Contracts with the Prepetition Swap Provider (the "Prepetition Swap Contracts")and caused certain commercial/documentary and standby letters of credit to be issued for its account by the Prepetition Issuing Bank (the "Prepetition Letters of Credit");

WHEREAS, Borrower, Holdings, FMXI and the U.S. Guarantors are also parties to (i) a senior secured first lien term loan facility dated as of February 12, 2007 in an aggregate principal amount of up to $425,000,000 (as amended to date, the "Prepetition First Lien Term Loan Facility") and (ii) a senior secured second lien term loan facility dated as of February 12, 2007 in an aggregate principal amount of up to $175,000,000 (as amended to date, the "Prepetition Second Lien Term Loan Facility");

WHEREAS, as of the Closing Date, (i) the outstanding principal amount of the Prepetition Revolving Loans is approximately $0.00; (ii) the swap termination value of the Prepetition Swap Contracts is approximately $13,400,000 and (iii) the aggregate undrawn amount of the Prepetition Letters of Credit is approximately $25,600,000;

WHEREAS, on February 18, 2009 (the "Filing Date"), each of Borrower, Holdings, FMXI and the U.S. Guarantors (collectively, the "Debtors") filed in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") a voluntary petition for relief under Chapter 11 of the Bankruptcy Code and continued in the possession of its assets and

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in the management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code (each, a "Chapter 11 Case" and, collectively, the "Chapter 11 Cases");

WHEREAS, Borrower has requested that Lenders provide a senior secured superpriority (subject to the Other Prepetition Liens) term loan and letter of credit facility in an aggregate principal amount not to exceed $95,000,000 at any time outstanding and maturing on the Termination Date;

WHEREAS, Lenders are willing to extend their commitment to make term loans and letters of credit available to Borrower for the purposes specified herein only on the terms and subject to the conditions set forth herein; and

WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Annex A which is attached hereto and incorporated herein; the rules of construction contained therein shall govern the interpretation of this Agreement, and all Annexes, Exhibits and Schedules attached hereto are incorporated herein by reference.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE I

NEW TERM LOANS AND LETTERS OF CREDIT

SECTION 1.1            Total Facility. Subject to the terms and conditions set forth herein (including, without limitation, the satisfaction of the conditions precedent set forth in Article 8) and subject to the Financing Orders, the Lenders agree to make available a total debtor-in-possession credit facility in an aggregate principal amount of up to $95,000,000 (the "Total Facility") to Borrower from time to time during the term of this Agreement. The Total Facility shall be composed of the New Term Loans, the Secured Swap Obligations and the Letters of Credit described herein.

SECTION 1.2	New Term Loans.

(a)       Amounts. Subject to the terms herein including the satisfaction of the conditions precedent set forth in Article 8 and subject to the Financing Orders, each New Term Lender severally, but not jointly, upon Borrower's request from time to time on any Business Day during the period from the entry of the Interim Order to the Termination Date, agrees to make new term loans (the "New Term Loans") in an aggregate principal amount not to exceed such New Term Lender's New Term Loan Commitment; provided, however, that (i) no more than $20,000,000 of New Term Loans (excluding Facility Fees that are deemed to be New Term Loans pursuant to Section 2.4 and paid-in-kind interest added to the principal balance of any New Term Loan pursuant to Section 2.1) shall be made during the period beginning on the Closing Date and ending on the entry of the Final Order and (ii) after giving effect to such New Term Loan, the Aggregate Outstandings shall not exceed the Adjusted Borrowing Base then in effect. Notwithstanding anything herein to the contrary, not greater than $56,000,000 of New

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Term Loans (excluding Facility Fees that are deemed to be New Term Loans pursuant to Section 2.4 and paid-in-kind interest added to the principal balance of any New Term Loan pursuant to Section 2.1) shall be made during the term of this Agreement. Amounts borrowed under this Section 1.2(a) and repaid or prepaid may not be reborrowed.

(b)	Procedure for Borrowing of New Term Loans.

(i)        Except for Facility Fees that are deemed to be New Term Loans pursuant to Section 2.4, each New Term Loan shall be made upon Borrower's irrevocable written notice ("Notice of Borrowing") delivered to the New Term Lenders with copies to the Administrative Agent in the form of a notice of borrowing in the form of Exhibit B attached hereto and made a part hereof, which Notice of Borrowing must be received by the New Term Lenders and the Administrative Agent prior to 11:00 a.m. (New York time) on the requested Funding Date, specifying:

(A)      the amount of such New Term Loan, which must equal or exceed $1,000,000 (and increments of $100,000 in excess of such amount); and

(B)	the requested Funding Date, which must be a Business Day.

For purposes of any Notice of Borrowing delivered pursuant to Section 1.2(b) above, the New Term Lenders acknowledge and agree that Borrower will be deemed to have given notice to all of the New Term Lenders if such Notice of Borrowing has been given to MP in accordance with the terms thereof.

(ii)       No more than four Borrowings of New Term Loans (excluding any Borrowing in respect of Facility Fees that are deemed to be New Term Loans pursuant to Section 2.4 and New Term Loans used to repay any Unreimbursed Amounts) may be requested in any calendar month.

(iii)      In lieu of delivering a Notice of Borrowing, Borrower may give the New Term Lenders or MP and Administrative Agent telephonic notice of such request for advances to the Designated Account on or before the deadline set forth under Section 1.2(b)(i) above. The New Term Lenders and the Administrative Agent at all times shall be entitled to rely on such telephonic notice in making such New Term Loans, regardless of whether any written confirmation is received.

(c)       Reliance upon Authority. Prior to the Closing Date, Borrower shall deliver to the Administrative Agent a notice setting forth the account of Borrower (such account of Borrower referred to herein as a "Designated Account") to which the Administrative Agent is authorized to transfer the proceeds of the New Term Loans requested by Borrower hereunder. Borrower may designate a replacement Designated Account from time to time by written notice. All such Designated Accounts must be reasonably satisfactory to the Administrative Agent. The Administrative Agent is entitled to rely conclusively on any person's request for New Term Loans on behalf of Borrower, so long as the proceeds thereof are to be transferred to the Designated Account of Borrower. The Administrative Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by Borrower to make such requests on its behalf.

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(d)       No Liability. The Administrative Agent shall not incur any liability to Borrower as a result of acting upon any notice referred to in Sections 1.2(b) and (c) which the Administrative Agent believes in good faith to have been given by an officer or other person duly authorized by Borrower to request New Term Loans on its behalf. The crediting of New Term Loans to Borrower's Designated Account conclusively establishes the obligation of Borrower to repay such New Term Loans as provided herein.

(e)       Notice Irrevocable. Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 1.2(b) shall be irrevocable. Borrower shall be bound to borrow the funds requested therein in accordance therewith.

(f)	Intentionally Omitted.

(g)       Making of New Term Loans. Promptly after receipt of a Notice of Borrowing or telephonic notice in lieu thereof, each New Term Lender shall transfer its Pro Rata Share of the requested Borrowing to the Administrative Agent in immediately available funds, to the account from time to time designated by the Administrative Agent, not later than 1:00 p.m. (New York time) on the applicable Funding Date. After the Administrative Agent's receipt of all proceeds of such New Term Loan, the Administrative Agent shall make the proceeds of such New Term Loan available to Borrower on the applicable Funding Date by transferring same day funds to the account designated by Borrower.

SECTION 1.3            Prepetition Revolving Loans and Swap Obligations. Subject to the satisfaction of the conditions precedent set forth in Article 8 and subject to the Financing Orders, (a) Borrower acknowledges and agrees that on the Closing Date the aggregate outstanding principal amount of all Prepetition Revolving Loans (if any) shall constitute "Obligations" for purposes hereunder (the "Rolled Revolving Loans") and (b) Borrower and the Swap Provider agree that on the Closing Date: (i) all Prepetition Swap Contracts in effect at such time shall constitute Secured Swap Contracts hereunder and (ii) all Swap Obligations under the Prepetition Swap Contracts shall be deemed to be Secured Swap Obligations.

SECTION 1.4	Letters of Credit.

(a)       Agreement to Issue or Cause to Issue. Subject to the terms and conditions set forth herein (including, without limitation, the satisfaction of the conditions precedent set forth in Article 8) and subject to the Financing Orders, the Administrative Agent agrees to cause the Letter of Credit Issuer to issue for the account of Borrower the standby Letter of Credit issued or to be issued for the account of Borrower in the face amount of up to $3,200,000 and naming Ace American Insurance Company as beneficiary (the "AAIC LC"). The Letter of Credit Issuer and each LC Lender agrees that, on the Closing Date, all Prepetition Letters of Credit outstanding at such time shall constitute Letters of Credit hereunder with the same effect and status as if such Letters of Credit were originally issued pursuant to this Agreement. All fees payable with respect to such Prepetition Letters of Credit accruing through the Closing Date shall be paid on the Closing Date. Until the Closing Date, the Letter of Credit fees with respect to all Prepetition Letters of Credit shall accrue and be payable at the rates set forth in the Prepetition Revolving Credit Agreement and on and after the Closing Date, the Letter of Credit fees shall be due and payable as set forth in Section 2.6.

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(b)       Amounts; Renewals. The Administrative Agent shall not have any obligation to issue or cause the Letter of Credit Issuer to issue the AAIC LC at any time: (i) if the maximum face amount of the AAIC LC is greater than the Unused Letter of Credit Subfacility at such time, (ii) the maximum undrawn amount of the AAIC LC and all commissions, fees (other than Letter of Credit Fees) and charges due from the Borrower in connection with the opening thereof would exceed the Letter of Credit Availability at such time, (iii) after giving effect to the AAIC LC, the Aggregate Outstandings would exceed the Adjusted Borrowing Base then in effect or (iv) the AAIC LC has an expiration date later than one year after its date of issuance. With respect to any Letter of Credit which contains any "evergreen" or automatic renewal provision, each LC Lender consents to, and the Letter of Credit Issuer agrees to permit, any such extension or renewal if no Event of Default exists as of the last day on which the Letter of Credit Issuer has the right to give notice of non-extension or non-renewal. With respect to any Letter of Credit which contains an optional extension or renewal provision or expires during the term of this Agreement and so long as no Event of Default has occurred and is continuing, the Letter of Credit Issuer agrees to extend or renew the expiry date of such Letter of Credit if the Borrower requests and each LC Lender and agrees to consent to such extension or renewal.

(c)       Other Conditions. In addition to conditions precedent contained in Article 8, the obligation of the Administrative Agent to cause to be issued any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to the Administrative Agent:

(i)        The Borrower shall have delivered to the Letter of Credit Issuer, at such times and in such manner as such Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to such Letter of Credit Issuer and reasonably satisfactory to the Administrative Agent for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form, terms and purpose of the proposed Letter of Credit shall be reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer; and

(ii)       As of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

(d)	Issuance of Letters of Credit.

(i)        Request for Issuance. The Borrower must notify the Administrative Agent of a requested Letter of Credit at least three (3) Business Days prior to the proposed issuance date (or such later time as the Administrative Agent may agree). Such notice shall be irrevocable and must specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of

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Credit is to expire, the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Borrower shall attach to such notice the proposed form of the Letter of Credit.

(ii)       Responsibilities of the Administrative Agent; Issuance. As of the Business Day immediately preceding the requested issuance date of the Letter of Credit, the Administrative Agent shall determine the amount of the applicable Unused Letter of Credit Subfacility and Letter of Credit Availability of the Borrower as of such date. If (A) the face amount of the requested Letter of Credit is less than the Unused Letter of Credit Subfacility and (B) the amount of such requested Letter of Credit and all commissions, fees (other than Letter of Credit Fees) and charges due from the Borrower in connection with the opening thereof would not exceed the Letter of Credit Availability and (C) after giving effect to the Letter of Credit, the Aggregate Outstandings would not exceed the Adjusted Borrowing Base then in effect, the Administrative Agent shall cause the Letter of Credit Issuer to issue the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met.

(e)	Payments Pursuant to Letters of Credit.

(i)        Borrower agrees to reimburse immediately the Letter of Credit Issuer for any draw under any Letter of Credit issued for the account of Borrower, and to pay the Letter of Credit Issuer the amount of all other charges and fees payable to the Letter of Credit Issuer in connection with any Letter of Credit issued for the account of Borrower immediately when due, irrespective of any claim, setoff, defense or other right which Borrower may have at any time against the Letter of Credit Issuer or any other Person. All Unreimbursed Amounts shall be due and payable on demand (together with interest) unless such demand shall have been made after 11:00 a.m. (New York time) on any Business Day, in which case, all Unreimbursed Amounts shall be due and payable on the immediately following Business Day. All past due Unreimbursed Amounts shall bear interest at the Default Rate.

(ii)       Each LC Lender (including the LC Lender acting as Letter of Credit Issuer) shall upon any notice of any Unreimbursed Amounts make funds available to the Administrative Agent for the account of the Letter of Credit Issuer in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent. The Administrative Agent shall remit the funds so received to the Letter of Credit Issuer. Each LC Lender's payment to the Administrative Agent for the account of the Letter of Credit Issuer pursuant to this clause shall be deemed payment in respect of its participation in such LC Obligation in satisfaction of its participation obligation under Section 12.16.

(iii)      Until each LC Lender funds its participation pursuant to this section for any amount drawn under any Letter of Credit, interest in respect of such LC Lender's Pro Rata Share of such amount shall be solely for the account of the Letter of Credit Issuer.

(iv)      If any LC Lender fails to make available to the Administrative Agent for the account of the Letter of Credit Issuer any amount required to be paid by such LC Lender pursuant to the foregoing provisions of this Section by the time specified above, the Letter of Credit Issuer shall be entitled to recover from such LC Lender (acting through the

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Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Letter of Credit Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Letter of Credit Issuer in accordance with banking industry rules on interbank compensation. A certificate of the Letter of Credit Issuer submitted to any LC Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iv) shall be conclusive absent manifest error.

(f)	Indemnification; Exoneration; Power of Attorney.

(i)        Indemnification. In addition to amounts payable as elsewhere provided in this Section 1.4, Borrower agrees to protect, indemnify, pay and save the LC Lenders and the Administrative Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which any LC Lender or the Administrative Agent (other than an LC Lender in its capacity as Letter of Credit Issuer) may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit for the account of Borrower. Borrower's obligations under this Section shall survive payment of all other Obligations.

(ii)       Assumption of Risk by Borrower. As among Borrower, the LC Lenders and the Administrative Agent, Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the LC Lenders and the Administrative Agent shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of the LC Lenders or the Administrative Agent, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or (I) the Letter of Credit Issuer's honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Administrative Agent or any Lender under this Section 1.4(f).

(iii)      Exoneration. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any LC Lender (excluding any LC Lender in its capacity as a Letter of Credit Issuer) shall result in any liability of the Administrative Agent or

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any LC Lender to Borrower, or relieve Borrower of any of its obligations hereunder to any such Person, under or with respect to any Letter of Credit issued or provided for the account of Borrower.

(iv)      Rights Against Letter of Credit Issuer. Nothing contained in this Agreement is intended to limit Borrower's rights, if any, with respect to the Letter of Credit Issuer which arise as a result of the letter of credit application and related documents executed by and between Borrower and the Letter of Credit Issuer.

(v)       Account Party. Borrower hereby authorizes and directs the Letter of Credit Issuer to deliver to the Administrative Agent all instruments, documents and other writings and property received by the Letter of Credit Issuer pursuant to the Letter of Credit issued for the account of Borrower, and to accept and rely upon the Administrative Agent's instructions and agreements with respect to all matters arising in connection with such Letter of Credit.

(g)       Supporting Letter of Credit. If, notwithstanding the provisions of Section 1.4(b) and Section 10.1, any Letter of Credit (including the AAIC LC) is outstanding upon the termination of this Agreement, then upon such termination Borrower shall deposit with the Administrative Agent, for the ratable benefit of the Administrative Agent and the LC Lenders, with respect to each Letter of Credit issued for the account of Borrower, a standby letter of credit (a "Supporting Letter of Credit") in form and substance satisfactory to the Administrative Agent, issued by an issuer satisfactory to the Administrative Agent in an amount equal to the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses associated with such Letter of Credit, under which Supporting Letter of Credit the Administrative Agent is entitled to draw amounts necessary to reimburse the Administrative Agent and the LC Lenders for payments to be made by the Administrative Agent and the LC Lenders under such Letter of Credit and any fees and expenses associated with such Letter of Credit. Such Supporting Letter of Credit shall be held by the Administrative Agent, for the ratable benefit of the Administrative Agent and the LC Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding.

(h)       Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any issuer document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

INTEREST, MAKE-WHOLE AMOUNT AND FEES

SECTION 2.1	Interest.

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(a)       Interest Rates. Except as otherwise provided in Section 2.1(c) below, all New Term Loans shall bear interest on the unpaid principal amount thereof from the date made or incurred until paid in full in cash at a rate equal to the lesser of (i) 14% per annum and (ii) the Maximum Rate. All interest charges shall be due and payable or paid-in-kind, as the case may be, as provided in Section 2.1(b) below and computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).

(b)       Interest Payments. As of the last Business Day of each month, all accrued but unpaid interest on the New Term Loans for such month shall be "paid in kind" by being capitalized and added to the outstanding principal amount of the New Term Loans. Amounts representing accrued interest which are added to the outstanding principal of New Term Loans accruing such interest shall thereafter bear interest in accordance with Section 2.1(a) and shall otherwise be treated as part of the principal amount of the New Term Loans for purposes of this Agreement. All accrued but unpaid interest on the New Term Loans that has not been added to the principal amount of the New Term Loans as of the Termination Date shall be due and payable on the Termination Date.

(c)       Default Rate. If any Event of Default occurs and is continuing and the Majority Lenders in their discretion so elect, then, while any such Event of Default is continuing, all of the applicable Obligations shall bear interest at the Default Rate applicable thereto.

SECTION 2.2	Intentionally Omitted.

SECTION 2.3            Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by any Lender under applicable law for such Lender with respect to loans of the type provided for hereunder (the "Maximum Rate"). If, in any month, any interest rate for any Obligations, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for such Obligations for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate for such Obligations shall remain at a Maximum Rate until such time as the amount of interest paid hereunder for such Obligations equals the amount of interest which would have been paid on such Obligations if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement for any Obligations is less than the total amount of interest which would, but for this Section 2.3, have been paid or accrued for such Obligations if the interest rate otherwise set forth in this Agreement for such Obligations had at all times been in effect, then Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent, for the account of the applicable Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged for such Obligations if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued for such Obligations had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement for such Obligations. If a court of competent jurisdiction determines that the Administrative Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the applicable Obligations

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other than interest, in the inverse order of maturity, and if there are no applicable Obligations outstanding, the Administrative Agent and/or such Lender shall refund to Borrower such excess.

SECTION 2.4            Facility Fee. Borrower shall pay to the Administrative Agent, for the ratable account of each New Term Lender, fully earned, non refundable facility fees (the "Facility Fees") equal to: (a) on the day of the entry of the Interim Order, $600,000 and (b) on the day of the entry of the Final Order, $1,080,000. Notwithstanding the foregoing, each Facility Fee shall be deemed to be a Borrowing of a New Term Loan and shall be added to the outstanding principal amount of the New Term Loans, as of the day such Facility Fee is due and payable. Amounts representing the Facility Fees which are added to the outstanding principal of New Term Loans accruing such interest shall thereafter bear interest in accordance with Section 2.1 and shall otherwise be treated as New Term Loans for purposes of this Agreement.

SECTION 2.5            Make-Whole Amount. If on or prior to the Stated Termination Date, Borrower repays or prepays in full, for any reason (including if such payment is made voluntarily, in accordance with Section 9.1(p), as a result of an acceleration following an Event of Default or otherwise), the principal balance of the New Term Loans outstanding hereunder (other than payments made pursuant to the consummation of the MP Sale), then Borrower shall pay to Administrative Agent, for the benefit of all New Term Lenders, the Make-Whole Amount (calculated as of such date of payment of such New Term Loans).

SECTION 2.6            Letter of Credit Fee. Borrower agrees to pay for each Letter of Credit (including Prepetition Letters of Credit rolled up into this Agreement in accordance with Section 1.4) issued for the account of Borrower: (a) to the Administrative Agent, for the account of the LC Lenders, in accordance with their respective Pro Rata Shares, a fee (the "Letter of Credit Fee") at a per annum rate equal to the 4.00% on the undrawn amount of such Letter of Credit on or after the Closing Date, (b) to the Administrative Agent, for the benefit of the Letter of Credit Issuer, a fronting fee (the "Fronting Fee") of one-quarter of one percent (0.250%) per annum on the undrawn amount of such Letter of Credit from time to time on or after the Closing Date and (c) to the Letter of Credit Issuer all costs, fees and expenses incurred or charged by the Letter of Credit Issuer in connection with the application for, processing of, issuance or extension of, drawing under or amendment to, any Letter of Credit. The Letter of Credit Fees and the Fronting Fee for any Letter of Credit shall be payable monthly in arrears on the first day of each calendar month (commencing with the first calendar month beginning after the Closing Date) and on the Termination Date. The Letter of Credit Fee and Fronting Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

SECTION 2.7            Upfront Fee. Borrower agrees to pay to the Administrative Agent (for its own account) an upfront fee of $375,000 on the Closing Date.

ARTICLE III

PAYMENTS AND PREPAYMENTS

SECTION 3.1            New Term Loans. Borrower shall repay the outstanding principal balance of the New Term Loans, plus all accrued but unpaid interest thereon, on the Termination Date. Borrower may prepay the New Term Loans made to it at any time in whole without

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premium or penalty (except as provided in Section 2.5 above). Borrower may not make partial prepayments on the New Term Loans except as required by Section 9.1(p).

SECTION 3.2	Intentionally Omitted.
SECTION 3.3	Intentionally Omitted.
SECTION 3.4	Intentionally Omitted.
SECTION 3.5	Intentionally Omitted.
SECTION 3.6	Payments by Borrower.

(a)       All payments to be made by Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments hereunder shall be made to the Administrative Agent for the account of the applicable Lenders, at the account designated by the Administrative Agent and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (New York time) on the date specified herein. Any payment received by the Administrative Agent after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue.

(b)       Whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

SECTION 3.7	Intentionally Omitted.
SECTION 3.8	Apportionment, Application and Reversal of Payments.

(a)       Payment of Letter of Credit fees shall, as applicable, be apportioned ratably among the LC Lenders and fees payable solely to the Administrative Agent.

(b)       All payments hereunder (including principal and interest payments of New Term Loans) but excluding payments by the Borrower that are specified by the Borrower to be in respect of particular Obligations and that are made while no Event of Default has occurred and is continuing) and proceeds of Collateral received by the Administrative Agent, shall be applied, ratably, subject to the provisions of this Agreement:

(i)        first, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent;

(ii)       second, to pay any fees (including Letter of Credit fees) or expense reimbursements then due to the Swap Provider, the LC Lenders and Letter of Credit Issuer;

(iii)      third, to pay all Unreimbursed Amounts and the Rolled Revolving Loans and, if there are no Unreimbursed Amounts, to cash collateralize the LC Obligations in an amount equal to 105% of all outstanding Letters of Credit;

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(iv)        fourth, to cash collateralize the Secured Swap Obligations in an amount equal to 100% of such Secured Swap Obligations;

(v)         fifth, to pay any fees (excluding the Make-Whole Amount) or expense reimbursements then due to the New Term Lenders;

(vi)        sixth, upon payment in full of the obligations referenced in parts "first" through "fifth" above, to pay interest due in respect of the New Term Loans;

(vii)        seventh, to pay or prepay principal of the New Term Loans and the Make-Whole Amount; and

(viii)	eighth, to the payment of any other Obligations.

The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply, in each instance in accordance with this Section 3.8, any and all such proceeds and payments to any portion of the Obligations.

SECTION 3.9            Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, any Lender, the Bank or any Affiliate of the Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, such Lender the Bank or such Affiliate of the Bank, as the case may be, and Borrower shall be liable to pay to the Administrative Agent, the Lenders, the Bank or any Affiliate of the Bank, and hereby does indemnify the Administrative Agent, the Lenders, the Bank and any Affiliate of the Bank and hold the Administrative Agent, the Lenders, the Bank and any Affiliate of the Bank harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 3.9 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, any Lender, the Bank or any Affiliate of the Bank in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Administrative Agent's, the Lenders', the Bank's and its Affiliates' rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 3.9 shall survive the termination of this Agreement.

SECTION 3.10          Administrative Agent's and Lenders' Books and Records; Monthly Statements. The Administrative Agent shall record the principal amount of the New Term Loans owing to each Lender, the undrawn amount of all outstanding Letters of Credit and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit from time to time on its books. In addition, each New Term Lender may note the date and amount of each payment or prepayment of principal of such New Term Lender's New Term Loans in its books and records. Failure by the Administrative Agent or any Lender to make such notation shall not affect the obligations of Borrower with respect to the New Term

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Loans or the Letters of Credit. Borrower agrees that the Administrative Agent's and each Lender's books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Administrative Agent will provide to Borrower a monthly statement of New Term Loans, payments and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on Borrower and an account stated (except for reversals and reapplications of payments made as provided in Section 3.8 and corrections of errors discovered by the Administrative Agent), unless Borrower notifies the Administrative Agent in writing to the contrary within thirty (30) days after such statement is delivered. In the event a timely written notice of objections is given by Borrower, only the items to which exception is expressly made will be considered to be disputed by Borrower.

SECTION 3.11          Certain Bankruptcy Matters; Superpriority of Obligations; Priming Liens. Except to the extent otherwise provided in the Financing Orders, as the case may be, each Loan Party hereby agrees as follows:

(a)       The Obligations shall be secured by Liens on the U.S. Collateral under Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code, senior to all other Liens (including, without limitation, those granted in connection with the Prepetition Credit Agreements) other than (i) Other Prepetition Liens and (ii) the Carve Out.

(b)       The Obligations shall have the status in the Chapter 11 Cases of superpriority administrative expenses under Section 364(c)(1) of the Bankruptcy Code. Subject to the Carve Out and Other Prepetition Liens, such administrative claim shall have priority over all other claims, costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114, or any other provision of the Bankruptcy Code and shall at all times be senior to the rights of any Loan Party, any Loan Party's estate, and any successor trustee or estate representative in the Chapter 11 Cases or any subsequent proceeding or case under the Bankruptcy Code.

(c)       The Administrative Agent's Liens on the U.S. Collateral under Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code, for the benefit of the Lenders, and the superpriority administrative claim under Section 364(c)(1) of the Bankruptcy Code afforded the Obligations shall be subject only to the Carve Out and Other Prepetition Liens.

(d)       Subject to the provisions of this Section 3.11, the Loan Parties shall be permitted to pay in accordance with the Cash Budget as the same may become due and payable (i) administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of their businesses and (ii) compensation and reimbursement of expenses to professionals allowed or otherwise permitted to be paid by the Bankruptcy Court and payable under Sections 330 and 331 of the Bankruptcy Code. Except for the Carve Out, no costs or expenses of administration shall be imposed against the Administrative Agent, Lenders or any of the U.S. Collateral under Sections 105, 506(c) or 552 of the Bankruptcy Code, or otherwise, and, subject to entry of the Final Order, Borrower and each of the other Loan Parties hereby waives, for itself and on behalf of its estate in bankruptcy, any and all rights under Sections 105,

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506(c) or 552, or otherwise, to assert or impose or seek to assert or impose, any such costs or expenses of administration against Agent or the Lenders.

(e)       Upon the Closing Date, and on behalf of themselves and their estates, and for so long as any Obligation shall be outstanding, each Loan Party hereby irrevocably waives any right, pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations or to approve a claim of equal or greater priority than the Obligations (other than Other Prepetition Liens and the Carve Out).

(f)        Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

(g)       Upon entry by the Bankruptcy Court of the Interim Order, the Administrative Agent's Liens on the U.S. Collateral shall be deemed to be legal, valid and perfected Liens, subject to no other prior Liens other than Other Prepetition Liens and the Carve Out. Upon the entry by the Bankruptcy Court of the Interim Order, no additional filings or recordings shall be necessary to perfect the security interests created in the U.S. Collateral under the Security Agreement and the other Loan Documents and the Administrative Agent shall not be required to take possession of any U.S. Collateral or to take any other action in order to validate, render enforceable or perfect the Liens on the U.S. Collateral granted pursuant to the Security Agreement or any other Loan Document.

(h)       Each of the Loan Parties agrees that unless the Obligations are paid and otherwise satisfied in full on for before confirmation of any Loan Party's Plan of Reorganization (i) the Obligations hereunder shall not be discharged by the entry of an order confirming a Plan of Reorganization in the Chapter 11 Cases (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the superpriority administrative claims granted to the Administrative Agent and Lenders pursuant to the Interim Order and Final Order and described in Section 3.11(b), and the Liens granted to the Administrative Agent pursuant to the Interim Order and the Final Order and the other Loan Documents and described in Section 3.11(a), shall not be affected in any manner by the entry of an order confirming a Plan of Reorganization in the Chapter 11 Cases.

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 4.1	Taxes. Subject to Sections 12.10(d) and (e):

(a)       Except as required by applicable Law, any and all payments by Borrower and Guarantors, as applicable, or any of them to each Lender or the Administrative Agent under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for any Indemnified Taxes. In addition, Borrower and Guarantors, as applicable, shall timely pay all Other Taxes.

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(b)       Borrower and Guarantors, as applicable, agree, jointly and severally, to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Indemnified Taxes and Other Taxes (and any Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) imposed on or paid by any Lender or the Administrative Agent and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender or the Administrative Agent makes demand therefor.

(c)       If Borrower or a Guarantor, as applicable, shall be required by law to deduct or withhold any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or the Administrative Agent, then:

(i)        the sum payable shall be increased as necessary so that after making all required deductions, remittances and withholdings (including deductions, remittances and withholdings applicable to additional sums payable under this Section) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions, remittances or withholdings been made;

(ii)       Borrower or such Guarantor, as applicable, shall make such deductions and withholdings; and

(iii)      Borrower or such Guarantor, as applicable, shall pay the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(d)       Within 30 days after the date of any payment by Borrower or a Guarantor, as applicable, of Indemnified Taxes or Other Taxes, Borrower or such Guarantor, as applicable, shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Administrative Agent or the Majority Lenders.

(e)       Without limiting the provisions of subsections (b) and (c) above, each Borrower and such Guarantor shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or such Guarantor or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to a Borrower or such Guarantor by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The agreements in this clause shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Total Facility and the repayment, satisfaction or discharge of all other Obligations.

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(f)        If Borrower or a Guarantor, as applicable, shall notify, in writing, a Lender or the Administrative Agent that it is entitled to claim a refund from a Governmental Authority in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or such Guarantor, as applicable, or with respect to which Borrower or such Guarantor, as applicable, has paid additional amounts pursuant to this Section 4.1, it shall, at the expense of Borrower or such Guarantor, as the case may be, make a timely claim to such Governmental Authority for such refund. If a Lender or the Administrative Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or such Guarantor or with respect to which Borrower or such Guarantor has paid additional amounts pursuant to this Section 4.1, it shall within 30 days from the date of such receipt pay over the amount of such refund to Borrower or such Guarantor, as the case may be, net of all reasonable out-of-pocket expenses of such Lender or Administrative Agent (to the extent not previously paid by Borrower or such Guarantor, as the case may be) and Taxes imposed upon the receipt of such refund, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund net of Taxes imposed upon the receipt of such interest). Such Lender or the Administrative Agent (as the case may be) may, in its reasonable discretion, determine the order of utilization of all charges, deductions, credits and expenses which reduce Taxes imposed on its net income. Nothing in this Section 4.1(f) shall be construed as requiring any Lender or the Administrative Agent (as the case may be) to conduct its business or to arrange or alter in any respect its Tax or financial affairs so that it is entitled to receive such refund, other than performing any ministerial acts necessary to be entitled to receive such refund.

(g)       Notwithstanding anything contained herein to the contrary, the provisions of this Section 4.1 shall survive the expiration or termination of this Agreement and the other Loan Documents and the payment in full of all other Obligations

(h)       In respect of amounts paid or credited by any Loan Party that is resident in Canada for purposes of the Income Tax Act (Canada) (the "ITA") to or for the benefit of a particular Lender that is an "authorized foreign bank" for purposes of the ITA, the obligations under this Section 4.1 to pay an additional amount shall apply where the particular Lender is liable for Tax under Part XIII of the ITA in respect of such payment, even if the Loan Party is not required under the ITA to deduct or withhold an amount in respect of Indemnified Taxes on such payment and this Section 4.1 shall apply, mutatis mutandis, as if the Loan Party was required to withhold an amount in respect of such taxes.

SECTION 4.2	Intentionally Omitted.
SECTION 4.3	Increased Costs and Reduction of Return.

(a)       If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender or any corporation or other entity controlling such Lender with any Capital Adequacy Regulation in which a change (or change in interpretation or administration) has occurred or which was enacted subsequent to the date hereof, affects or would affect the

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amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and (taking into consideration such Lender's or such corporation's or other entity's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its New Term Loan Commitments, New Term Loans, credits or obligations under this Agreement, then, upon demand of such Lender to Borrower through the Administrative Agent, Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

(b)       Each Lender agrees that, upon the occurrence of any event giving rise to the operation of this Section 4.3 with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any New Term Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this clause (c) shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to this Section 4.3.

SECTION 4.4	Intentionally Omitted.
SECTION 4.5	Intentionally Omitted.

SECTION 4.6            Certificates of Administrative Agent and Lenders. Any Lender (or the Administrative Agent, if applicable) claiming reimbursement or compensation under this Article 4 shall deliver to Borrower (with a copy to the Administrative Agent if delivered from a Lender) a certificate setting forth in reasonable detail the basis and calculation of the amount payable to such Lender (or the Administrative Agent, if applicable), and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

SECTION 4.7            Survival. The agreements and obligations of Borrower and each Guarantor in this Article 4 shall survive the payment of all other Obligations

SECTION 4.8            Limitation on Claims. Notwithstanding anything to the contrary contained herein, no Loan Party shall be required to make any payments to any Lender pursuant to any of Section 4.3 relating to any period of time which is greater than 180 days prior to the date such Lender demands payment of such amount, except to the extent that such Lender could not reasonably have been expected to discover such claim at the time of its incurrence, in which case, the 180-day period shall be tolled until such Lender discovers, or should reasonably have been expected to discover, such claim.

ARTICLE V

FINANCIAL INFORMATION; NOTICES

So long as any of the Obligations (other than Contingent Obligations at Termination) remain outstanding or this Agreement is in effect:

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SECTION 5.1            Financial Statements; Projections. Borrower shall deliver to the Administrative Agent for distribution to each Lender:

(a)       as soon as available, but in any event within 180 days after the end of each Fiscal Year (commencing with the Fiscal Year ended December 28, 2008), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of operations, partners' equity and cash flows for such Fiscal Year, each setting forth in each case comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a nationally recognized independent registered public accounting firm reasonably acceptable to the Majority Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit (other than a going concern qualification as a result of the commencement of the Chapter 11 Cases);

(b)       as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ending March 31, 2009), (i) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and (ii) the related consolidated statements of operations for such fiscal quarter and for the portion of the Fiscal Year then ended, each setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year and the figures in the Closing Date Projections, all in reasonable detail, certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)       upon request of the Administrative Agent or the Majority Lenders, as soon as available, but in any event within 30 days after the end of each fiscal month of Holdings (or, in the case of the last fiscal month in a fiscal quarter of Holdings, within 45 days after the end of such fiscal month), (i) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal month, and (ii) the related consolidated statements of operations and cash flows for such fiscal month and for the portion of the Fiscal Year then ended, each setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year and the figures in the Closing Date Projections, all in reasonable detail, certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations and cash flows of Holdings and its consolidated Subsidiaries on a basis consistent with Holdings' prior internal reporting practices, subject to normal year-end audit adjustments and the absence of footnotes; and

(d)       on the Closing Date, the Closing Date Projections which represent Holdings' good faith estimate of Holdings and its Subsidiaries future performance for the periods covered thereby based upon assumptions believed by Holdings to be reasonable at the time of the delivery thereof to the Administrative Agent (it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of

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the Holdings and its Subsidiaries and no assurances can be given that such projections or forecasts will be realized).

As to any information contained in materials furnished pursuant to Section 5.2(d), Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

SECTION 5.2            Certificates; Other Information. Borrower shall deliver to the Administrative Agent for distribution to each Lender:

(a)       concurrently with the delivery of the audited financial statements referred to in Section 5.1(a), a certificate of its independent certified public accountants certifying such financial statements;

(b)       concurrently with the delivery of the financial statements referred to in each of Sections 5.1(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending March 31, 2009), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower detailing, among other things, the calculations used to determine compliance with Sections 7.25, 7.26 and 7.33;

(c)       promptly after any request by the Administrative Agent or the Majority Lenders, copies of any detailed audit reports and management letters submitted to the board of directors (or the audit committee of the board of directors) of Holdings or Borrower by independent accountants in connection with the accounts or books of Holdings, Borrower or any of their Subsidiaries, or any audit of any of them;

(d)       promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent generally to equityholders of Holdings or Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Holdings or Borrower files with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)       promptly after the furnishing thereof, copies of any statement or report furnished to any holder of material Indebtedness (or any agent or trustee for such holder) of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent pursuant to Section 5.1 or any other clause of this Section 5.2;

(f)        promptly, and in any event within five Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible material investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party;

(g)	Intentionally Omitted.

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(h)       upon request by the Administrative Agent or the Majority Lenders, and in no event less frequently than once each month and not later than 15 days after the end of each month, a (i) monthly trial balance showing Accounts of Borrower and Foamex Canada outstanding aged based on original due date from statement date as follows: current, 6 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent or the Majority Lenders in their reasonable discretion and (ii) a reconciliation of the Accounts of Borrower and Foamex Canada to the Borrowing Base Certificate;

(i)        on the date the Borrowing Base Certificate is delivered pursuant to Section 5.2(j) or at such more frequent intervals as the Administrative Agent or the Majority Lenders may reasonably request from time to time, a collateral report with respect to Borrower and Foamex Canada, including all additions and reductions (cash and non-cash) with respect to Accounts accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent or the Majority Lenders in their reasonable discretion;

(j)        on a weekly basis (not later than 5:00 pm (New York time) on the fourth Business Day after the last Business Day of the previous week with the information thereon to be as of the last Business Day of such previous week), each of the following:

(i)        a Borrowing Base Certificate;

(ii)       the figures and calculations used to determine compliance with Sections 7.26 and 7.33 certified by a Responsible Officer of Borrower and otherwise in form and substance satisfactory to Administrative Agent and the Majority Lenders;

(iii)      a written report from a Responsible Officer of Borrower in form and substance satisfactory to the Administrative Agent and Majority Lenders detailing :

(A)      sales and volumes of each business unit of Borrower and its consolidated Subsidiaries for each of the immediately preceding five weeks and (2) projected sales and volumes of each business unit of Borrower for each of the immediately following five weeks;

(B)      an aging of the accounts payable of Borrower and Foamex Canada;

(C)      an aging of accounts receivable of Borrower and Foamex Canada;

(D)      a variance report to the Cash Budget;

(E)       a supplemental report to the Cash Budget reflecting a thirteen (13) week cash flow forecast as of the week just ended (it being understood that such supplemental report shall not be deemed to be an amendment or update to the Cash Budget); and

(F)       a projected variance report to the Cash Budget and the supplemental report delivered pursuant to clause (F) above;

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(k)       on a monthly basis (not later than the earlier of (i) 5:00 pm (New York time) on the fourteenth (14) Business Day after the last Business Day of the previous month and (ii) the Business Day on which Borrower's monthly EBITDA is communicated to the board of directors (or such other governing body) of Holdings or Borrower with the information thereon to be as of the last Business Day of such previous month)

(i)        an inventory valuation report for the Borrower's and Foamex Canada's inventory reflecting value, weeks on hand and units; and

(ii)       the figures and calculations used to determine compliance with Sections 7.25 certified by a Responsible Officer of Borrower and otherwise in form and substance satisfactory to Administrative Agent and the Majority Lenders;

(l)        upon request by the Administrative Agent, an aging of the accounts payable of Borrower and Foamex Canada;

(m)      as promptly as practicable with respect to the period commencing on and at all times after the Closing Date relating to any Loan Party or the Chapter 11 Cases (but only to the extent not available through the electronic filing system), copies of all filings with the Bankruptcy Court by any Person, all notices of hearings, all reports with respect to creditor's claims, copies of all written reports and other documents given by a Loan Party to any official or unofficial committee (including without limitation, the Creditors' Committee) in the Chapter 11 Cases and copies of all other materials relating to any matter over which the Bankruptcy Court has retained jurisdiction; provided, that any such filing, notice, report or other material need not be furnished to the Administrative Agent unless material; and

(n)       promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Notwithstanding the foregoing, the Borrowing Base Certificate delivered pursuant to Section 5.2(j)(i) may be updated on a daily basis by Borrower in a manner reasonably satisfactory to the Administrative Agent with reports of new sales of Inventory resulting in Eligible Accounts; provided, that any such updates delivered hereunder shall be subject to any adjustments (including, without limitation, exclusion from the Base Borrowing Base of any new Accounts included in such update) that the Administrative Agent deems necessary in the exercise of its reasonable discretion. Documents required to be delivered pursuant to Section 5.1(a) or (b) or Section 5.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto, on Borrower's website on the Internet at its website address provided to the Administrative Agent and the Lenders; or (ii) on which such documents are posted on Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) Borrower shall deliver paper copies of such documents to the Administrative Agent to fulfill the request of any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or

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such Lender and (ii) Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide, if requested, to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to promptly provide paper copies in addition to electronic mail copies of originally executed Compliance Certificates required by Section 5.2(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.3            Notices. Each of Holdings and Borrower shall, and shall cause each other Loan Party to, notify the Administrative Agent for communication to each Lender:

(a)       promptly (but in no event later than one (1) Business Day) after the occurrence of any Default;

(b)       promptly (but in no event later than two (2) Business Days) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including to the extent the following meets the foregoing standard, (i) breach or non-performance of, or any default under, a Contractual Obligation of Holdings or any of its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between Holdings or any of its Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Holdings or any of its Subsidiaries, including pursuant to any applicable Environmental Laws;

(c)       promptly (but in no event later than two (2) Business Days) of Holdings or Borrower or such other Loan Party becoming aware of the occurrence of any ERISA Event (or similar event with respect to a Foreign Plan) that, alone or together with any other ERISA Events (or similar events with respect to a Foreign Plan) that have occurred, would reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any ERISA Affiliate in an aggregate amount exceeding $5,000,000, a written notice specifying the nature thereof, what action Holdings, such Subsidiary or ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the IRS, United States Department of Labor, PBGC, Multiemployer Plan sponsor or other applicable Governmental Authority with respect thereto;

(d)       promptly (but in no event later than one (1) Business Day) of any material change in accounting policies or financial reporting practices by any of the Loan Parties; and

(e)       promptly (but in no event later than tow (2) Business Days) of any failure of Foamex Canada to pay or remit when due any amount for which it is liable in respect of any Pension Plan of Foamex Canada or of any Lien arising with respect to any Pension Plan of Foamex Canada (save for any Lien with respect to contribution amounts not yet due or delinquent that arise under the PBA or other applicable Canadian legislation).

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Each notice pursuant to this Section 5.3 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party or ERISA Affiliate, as the case may be, has taken and proposes to take with respect thereto.

SECTION 5.4            E-Mail Deliveries. Each of the parties hereto hereby agrees that Borrower may, in lieu of delivering paper copies, transmit any Financial Statements or any of the items specified in Section 5.2 to the Administrative Agent by electronic mail; provided, that (i) each electronic mail transmission shall be (A) formatted as the Administrative Agent may designate from time to time and shall be digitally signed and (B) sent to the Administrative Agent at one or more electronic mail addresses designated by the Administrative Agent from time to time and (ii) the Administrative Agent (A) shall be authorized to rely upon any such electronic mail transmission for purposes of this Agreement to the same extent as if the contents thereof had been otherwise delivered to the Administrative Agent in accordance with the terms of this Agreement and (B) may, upon notice in writing to Borrower, terminate the right of Borrower to transmit such items via electronic mail.

ARTICLE VI

GENERAL WARRANTIES AND REPRESENTATIONS

Each Loan Party jointly and severally warrants and represents to the Administrative Agent and the Lenders that except as hereafter disclosed to and accepted by the Administrative Agent and the Majority Lenders in writing:

SECTION 6.1            Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) subject to the entry and terms of the Interim Order has the organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clauses (b)(i), (c) and (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.2            Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and, upon entry by the Bankruptcy Court of the Interim Order, do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any post-petition Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any post-petition order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual

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Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.3            Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Loan Documents, (c) the perfection or maintenance of the Liens created under the Loan Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (i) the entry of the Financing Orders and such other approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and (ii) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.4            Binding Effect. Subject to the entry and the terms of the Financing Orders, this Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 6.5	Financial Statements; No Material Adverse Effect.

(a)       Intentionally Omitted.

(b)       The financial statements delivered from time to time pursuant to each of Sections 5.1(a), (b) and (c) (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Holdings and its consolidated Subsidiaries as of the date thereof and their results of operations for the periods covered thereby, subject, in the case of clauses (i) and (ii) with respect to interim financial statements, to the absence of footnotes and to normal year-end audit adjustments.

(c)       Since the date of the last audited financial statements of Holdings, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect other than those events which customarily occur as a result of events leading up to the commencement of a proceeding under Chapter 11 of the Bankruptcy Code.

(d)       Intentionally Omitted.

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(e)       The consolidated forecasted balance sheets and statements of income and cash flows of Borrower and its Subsidiaries delivered to the Administrative Agent from time to time pursuant to Section 5.1(d) were prepared in good faith on the basis of estimates, information and assumptions believed by management of Holdings to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 6.6            Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any of Holdings or any of its Subsidiaries, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) except as set forth on Schedule 6.6, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. All of the actions, suits and proceedings set forth on Schedule 6.6 are stayed by virtue of the application of Section 362 of the Bankruptcy Code.

SECTION 6.7            No Default. Except for defaults relating solely from the filing of the Chapter 11 Cases and payment defaults under the Prepetition Credit Agreements, neither Holdings nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 6.8	Properties.

(a)       Generally. Holdings and each of its Subsidiaries has good title to, or valid leasehold interests in, all its tangible property material to its business (except for minor irregularities or deficiencies in title to Real Property that in the aggregate do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose), free and clear of all Liens except for Permitted Liens. The tangible property of Holdings and its Subsidiaries, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the tangible property which is required for the business and operations of Holdings and its Subsidiaries as presently conducted.

(b)	Intentionally Omitted.

(c)       No Extraordinary Receipts. As of the date hereof, none of Holdings or any of its Subsidiaries has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Extraordinary Receipts affecting all or any material portion of its property. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance has been obtained to the extent required by Section 7.4(c).

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(d)       Collateral. The use by each of Holdings and each of the other Loan Parties of the Collateral does not infringe on the rights of any Person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 6.9	Environmental Matters.

(a)       Except as set forth in Schedule 6.9 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i)        Each Loan Party and each Subsidiary and their respective businesses, operations and Real Property are in compliance with, and the Loan Parties and their Subsidiaries have no liability under, Environmental Law;

(ii)       The Loan Parties and their Subsidiaries have obtained all Environmental Permits required for the conduct of their respective businesses and operations, and the ownership, operation and use of their respective property, under Environmental Law, and all such Environmental Permits are valid and in good standing;

(iii)      There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any Loan Party or any Subsidiary thereof or any of their respective predecessors in interest that could reasonably be expected to result in liability of any Loan Party or any Subsidiary thereof under Environmental Law;

(iv)      There is no Environmental Claim pending or, to the knowledge of any of Holdings and its Subsidiaries, threatened against any Loan Party or any Subsidiary thereof, or relating to any Real Property currently or formerly owned, leased or operated by any Loan Party or any Subsidiary thereof or relating to the respective operations of any Loan Party or any Subsidiary thereof, and there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Claim; and

(v)       No Person with an indemnity or contribution obligation to any Loan Party or any Subsidiary thereof relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b)	Except as set forth in Schedule 6.9:

(i)        None of the Loan Parties or any of their Subsidiaries is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no such entity is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location, except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

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(ii)       As of the date hereof, no Real Property or facility owned, operated or leased by any Loan Party or any Subsidiary thereof and, to the knowledge of any of Holdings and its Subsidiaries, no Real Property or facility formerly owned, operated or leased by any Loan Party or any Subsidiary thereof or any of their respective predecessors in interest is (i) listed or formally proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(iii)      As of the date hereof, no Lien has been recorded or, to the knowledge of any of Holdings and its Subsidiaries, threatened under any Environmental Law with respect to any owned real property or other assets of any Loan Party or any Subsidiary thereof;

(iv)      The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law, except for those matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and

(v)       Holdings and its Subsidiaries have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, any of Holdings and its Subsidiaries concerning compliance with or liability under Environmental Law, including without limitation those concerning the Release or threatened Release of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by any Loan Party or any Subsidiary thereof.

SECTION 6.10	Insurance.

(a)       Each of Holdings and its Subsidiaries has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations and as otherwise required by Section 7.4.

(b)       All insurance maintained by Holdings and its Subsidiaries is in full force and effect, all premiums have been duly paid and none of Holdings or any of its Subsidiaries has received notice of violation or cancellation thereof.

SECTION 6.11	Taxes.

(a)       The Loan Parties and their Subsidiaries have timely filed all material federal, state, provincial, foreign and other Tax returns and reports required to be filed, and have timely paid all material federal, state, provincial, foreign and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (whether or not shown on any Tax return), except those which are subject to Permitted Protests and for which no Lien has arisen as a result of the failure to pay same (other than a Permitted Lien). There is no proposed Tax assessment against any Loan Party or any Subsidiary thereof that, if made, could reasonably be expected to result in a Material

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Adverse Effect. With the exception of the Tax Sharing Agreement and the gross-up provisions applicable to employee payments in the ordinary course of business or contained in employment agreements, neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement. Each Loan Party and each Subsidiary has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. Neither any Loan Party nor any Subsidiary has ever been a party to any understanding or arrangement constituting a "tax shelter" within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation of 2004, or has ever "participated" in a "reportable transaction" within the meaning of Treas. Reg. Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Except any liabilities for Taxes of any consolidated, combined or unitary tax group of which Holdings is the common parent, neither any Loan Party nor any Subsidiary thereof has any liabilities for the Taxes of any Person under Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise, except as could not reasonably be expected to result in a Material Adverse Effect.

(b)       Borrower, since its organization through calendar year 2006, was treated as a partnership within the meaning of Section 761(a) of the Code for Federal income tax purposes and was not an entity subject to Federal or state income tax (other than state income taxes generally imposed on partnerships). Neither such Loan Party nor any of its Subsidiaries has any knowledge of any inquiry or investigation by any Person (including, without limitation, the IRS) as to whether or not Borrower was, or any claim or assertion by any Person (including, without limitation, the IRS) that Borrower was not, a partnership for Federal or state income tax purposes or an entity subject to Federal or state income taxes (other than state income taxes generally imposed on partnerships). Subsequent to calendar year 2006, Borrower has been treated as a disregarded entity for Federal and state income tax purposes.

SECTION 6.12	ERISA Compliance.

(a)       No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties and its Subsidiaries is in compliance in all material respects with the presently applicable provisions of ERISA, the Code and any other applicable Law with respect to each Employee Benefit Plan. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent audited financial statements of Holdings (the "Financial Statements Date"), exceed by more than $55,000,000 the fair market value of the assets of all such underfunded Pension Plans. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

(b)       Each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws and has been maintained, where required,

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in good standing with applicable regulatory authorities, in each case, except as could not reasonably be expected to result in material liability to a Loan Party or any of its Subsidiaries. Except as disclosed on Schedule 6.12(b), neither Holdings nor any of its Subsidiaries has incurred any material obligation in connection with the termination or withdrawal from any Foreign Plan. As of the most recent Financial Statements Date, the present value of the aggregate unfunded liability in respect of all Foreign Plans that are funded retirement plans did not exceed $5,000,000.

SECTION 6.13          Subsidiaries; Equity Interests. Except as disclosed to the Administrative Agent by Borrower in writing from time to time after the Closing Date, Holdings does not have any Subsidiaries other than those specifically disclosed in Schedule 6.13(a), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Schedule 6.13(a) free and clear of all Liens, except the security interest created by the Security Agreement, the Prepetition Revolving Liens and the Prepetition Term Loan Liens and, after the Closing Date, Liens arising by operation of law constituting Permitted Liens. Except as disclosed to the Administrative Agent by Borrower in writing from time to time after the Closing Date, neither Holdings nor any of its Subsidiaries has any equity investments in any other corporation or entity other than those specifically disclosed in Schedule 6.13(b) or permitted under Section 7.15. All of the outstanding Equity Interests of Holdings have been validly issued. All Equity Interests of Borrower are owned directly or indirectly by Holdings and, as of the Closing Date, such Equity Interests are owned by Holdings and FMXI as set forth on Schedule 6.13(a). Each Loan Party is the record and beneficial owner of, and has good and defensible title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Security Agreement, the Prepetition Revolving Liens, the Prepetition Term Loan Liens and, after the Closing Date, Liens arising by operation of law constituting Permitted Liens, and as of the date hereof, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests. All Subsidiaries of Borrower existing on the Closing Date, other than the Foreign Subsidiaries, are Guarantors. All Subsidiaries of each Parent Company existing on the Closing Date, other than the Foreign Subsidiaries and Borrower, are Guarantors.

SECTION 6.14          Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)       Neither Holdings nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of the New Term Loans, not more than 25% of the value of the assets (either of Holdings only or of Holdings and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.14 or Section 7.18 or subject to any restriction contained in any agreement or instrument between Holdings or any of its Subsidiaries and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.1(e) will be Margin Stock.

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(b)       No Loan Party (i) is a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," as each such term is defined and used in the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58 as codified at §§ 1261 et seq., and the regulations adopted thereunder, as amended, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

SECTION 6.15          Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all matters known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, as of the date such report, financial statement, certificate or other information was furnished, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading when taken as a whole; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 6.16          Compliance with Laws. Holdings and each of its Subsidiaries is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to any of its properties, except in such instances in which (a) such applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.17	Intentionally Omitted.

SECTION 6.18          Intellectual Property Matters. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property"), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Loan Party, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor to the knowledge of each Loan Party does the use of such Intellectual Property by each Loan Party infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.19          Security Interests. The Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal and valid Liens on, and security interests in, the U.S. Collateral and upon the entry of the Interim Order, the Liens created by each of the Security Agreement shall (to the extent provided therein) constitute

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perfected First Priority Liens (subject to Other Prepetition Liens and the Carve Out) on, and security interests in, all right, title and interest of the grantors in the U.S. Collateral.

SECTION 6.20          Use of Proceeds. Upon entry of the Interim Order, all proceeds of New Term Loans shall be used by Borrower for payment of such transaction costs and expenses related to the Chapter 11 Cases as permitted hereunder, for the ongoing working capital needs, general expenditures (including capital expenditures) and for general corporate purposes of Borrower and the Loan Parties as and to the extent permitted in the Cash Budget (subject to the variance permitted by Section 7.26). All proceeds of the Loans shall only be used in accordance with the Cash Budget, and for other expenditures set forth in the Cash Budget (subject to the variance permitted by Section 7.26). Notwithstanding anything herein to the contrary, no part of the proceeds of any New Term Loan will be used, directly or indirectly (A) to pay any fees or similar amounts to any Person who has proposed or may propose to purchase assets of or interests in Borrower or any other Loan Party or who otherwise has proposed or may propose to invest in Borrower or any Loan Party (including so-called "topping fees," "exit fees," and similar amounts); (B) except for up to $15,000 of proceeds of New Term Loans permitted to be used to investigate the Liens of or any claims by the "Lender" under the Prepetition First Lien Term Loan Facility, to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of the Administrative Agent and the Lenders or their rights and remedies under this Agreement, the Loan Documents or the Financing Orders (including any claim under Chapter 5 of the Bankruptcy Code); (C) to make any payment of any claim, action or proceeding, before any court, arbitrator or other government body; (D) to pay any liabilities arising from the termination of any Plan, or (E) to reduce, terminate, or otherwise be applied to any Indebtedness of Borrower or any other Loan Party under the Prepetition Credit Agreements.

SECTION 6.21          FMXI. FMXI does not conduct any business other than the business of acting as the managing general partner of Borrower and owning its general partnership interest in Borrower. None of the Domestic Subsidiaries of Borrower conducts any business other than owning equity interests in other Domestic Subsidiaries or Foreign Subsidiaries as set forth on Schedule 6.13.

SECTION 6.22          Anti-Terrorism Law. No Loan Party and, to the knowledge of each of the Loan Parties, none of its Affiliates is in violation of any applicable law relating to terrorism or money laundering ("Anti-Terrorism Laws"), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

No Loan Party and, to the knowledge of each of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with any of the Loans is any of the following:

(i)        a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

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(ii)       a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)      a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)      a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or

(v)       a Person that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control ("OFAC") at its official website or any replacement website or other replacement official publication of such list.

No Loan Party and, to the knowledge of each of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with any of the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in the immediately preceding paragraph, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 6.23	Intentionally Omitted.

SECTION 6.24          Trade Names; Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number. As of the Closing Date:

(a)       all trade names or styles under which any Loan Party sells or expects to sell Inventory or create Accounts, or to which instruments in payment of Accounts are expected to be made payable, are listed on Schedule 6.24;

(b)       the name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party is set forth on Schedule 6.24; and

(c)       the chief executive office of each Loan Party is located at the address indicated on Schedule 6.24.

SECTION 6.25          Bank Accounts. Schedule 6.25 contains as of the Closing Date a complete and accurate list of all bank accounts maintained by any Loan Party with any bank or other financial institution including, with respect to such bank or financial institution (a) the name and address of such Person, and (b) the account numbers of the bank accounts maintained with such Person.

SECTION 6.26	Reorganization Matters.

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(a)       Borrower shall give, on a timely basis as specified in the Interim Order and the Final Order, as the case may be, all notices required to be given to all parties specified in the Interim Order and the Final Order, as the case may be.

(b)       After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims, secured, and unsecured claims against Borrower and each of the other Loan Parties now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code, as provided under the Section 364(c)(1) of the Bankruptcy Code, subject as to priority only to the Carve Out and Other Prepetition Liens.

(c)       After the entry of the Interim Order and pursuant to, and to the extent provided in, the Interim Order, the Obligations will be secured by a valid and perfected First Priority Lien on the U.S. Collateral, subject to no prior Liens other than Other Prepetition Liens and the Carve Out.

(d)       The Interim Order (with respect to the period prior to the entry of the Final Order) is in full force and effect and has not been reversed, stayed, vacated, modified or amended.

(e)       Notwithstanding the provisions of Section 362 of the Bankruptcy Code, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court.

SECTION 6.27          Transfers. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

ARTICLE VII

AFFIRMATIVE AND NEGATIVE COVENANTS

So long as any of the Obligations (other than Contingent Obligations at Termination) remain outstanding or this Agreement is in effect:

SECTION 7.1            Payment of Taxes. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay in full, all Taxes when due except to the extent the validity of such Tax shall be the subject of a Permitted Protest and each Loan Party will, and will cause each of its Subsidiaries, to timely and correctly file all Tax returns required by Law. Borrower will and will cause each of its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable Laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon

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request, furnish the Administrative Agent with proof reasonably satisfactory to the Administrative Agent and the Majority Lenders indicating that Borrower and its Subsidiaries have made such payments or deposits.

SECTION 7.2            Preservation of Existence, Etc. Except as otherwise expressly permitted under Section 7.17 or Section 7.18, each Loan Party shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its (a) legal existence and (b) qualification and good standing in all jurisdictions in which the failure to maintain such qualification or good standing could reasonably be expected to result in a Material Adverse Effect. Borrower shall not change its partnership status to a corporate status.

SECTION 7.3            Maintenance of Properties. Each Loan Party shall, and shall cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to the conduct of its business and at all times maintain, preserve and protect all tangible property necessary to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business); provided that nothing in this Section 7.3 shall prevent the consummation of any Permitted Disposition.

SECTION 7.4	Maintenance of Insurance.

(a)       Generally. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain insurance by financially sound and reputable insurers to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of such Loan Party or any Subsidiary against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

(b)       Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (or 10 days for nonpayment of premiums) after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) and loss payee (in the case of property insurance), as applicable, and (iii) be reasonably satisfactory in all other respects to the Administrative Agent and the Majority Lenders.

(c)       Flood Insurance. Each Loan Party shall, with respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Majority Lenders may from time to time reasonably require, except that such total amount shall not exceed the principal amount of outstanding Indebtedness from time to time secured by such Mortgaged Property, if at any time the area in which any improvements are located on any Mortgaged Property is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency, and otherwise comply with the

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National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(d)       Broker's Report. Borrower shall deliver to the Administrative Agent and the Lenders a summary report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Majority Lenders may from time to time reasonably request.

(e)       Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party's respective Mortgage or that could be the basis for a defense to any material claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 7.4 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 7.4.

SECTION 7.5            Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or is stayed as a result of the Chapter 11 Cases; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.6            Books and Records. Each Loan Party shall (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party. Each Loan Party shall maintain at all times books and records pertaining to the Collateral in which it has an interest in such detail, form and scope as the Administrative Agent or the Majority Lenders shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to Accounts and (b) all other dealings affecting the Collateral in which it has an interest; provided, that if a Loan Party is required by GAAP or by the Administrative Agent or the Majority Lenders pursuant to this sentence to make a change to its books and records pertaining to its Collateral, such Loan Party shall have a reasonable amount of time to implement such change.

SECTION 7.7            Inspection Rights. Each Loan Party shall (i) permit representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with

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its directors (or Persons serving a similar function), officers and independent public accountants and in each case at such reasonable times during normal business hours and, subject to the limitations above, as often as may be reasonably desired, upon reasonable advance notice to Borrower (provided, however, when an Event of Default exists, the Administrative Agent and any Lender may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice) and (ii) conduct a conference call with the Lenders, at the request of the Administrative Agent or the Majority Lenders, at least once per week during normal business hours upon reasonable advance notice to Borrower. Any amounts payable by the Loan Parties to the Administrative Agent or any Lender pursuant to this Section 7.7 shall be the joint and several obligations of each of the Loan Parties.

SECTION 7.8            Use of Proceeds. Upon entry of the Interim Order, all proceeds of New Term Loans shall be used by Borrower as provided in Section 6.20.

SECTION 7.9            Compliance with Environmental Laws. Each Loan Party shall, and shall cause each Subsidiary to:

(a)       Comply, and cause all lessees and other Persons occupying Real Property of any Loan Party to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance in all material respects with, Environmental Laws; provided that no Loan Party shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings diligently conducted and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)       If a Default caused by reason of a breach of Section 6.9 or Section 7.9(a) shall have occurred and be continuing for more than 30 days, at the written request of the Administrative Agent or the Majority Lenders through the Administrative Agent, provide to the Administrative Agent and the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm, and in a form and substance, reasonably acceptable to the Majority Lenders and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response required by Environmental Laws to address them.

SECTION 7.10          Additional Collateral; Additional Guarantors. At any time upon the reasonable request of the Administrative Agent or the Majority Lenders, each Loan Party shall execute or deliver to the Administrative Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the "Additional Documents") that the Majority Lenders may reasonably request in form and substance satisfactory to the Majority Lenders, to create, perfect, and continue perfected or to better perfect the Administrative Agent's Liens in the Collateral of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of the Administrative in any Real Property, and in order to fully

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consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Borrower if providing such documents would result in adverse tax consequences as determined by the Majority Lenders in their reasonable discretion. To the maximum extent permitted by applicable law, Borrower authorizes the Administrative Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent or the Majority Lenders may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by the Collateral.

SECTION 7.11	Intentionally Omitted.
SECTION 7.12	Information Regarding Collateral.

(a)       No Loan Party shall effect any change (i) in such Loan Party's legal name, (ii) in the location of such Loan Party's chief executive office or legal domicile, (iii) in such Loan Party's identity or organizational structure, (iv) in such Loan Party's organizational identification number, if any, or (v) in such Loan Party's jurisdiction of organization (in each case, including by merging or amalgamating with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction). Each Loan Party also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral in excess of $1,000,000 in value is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

(b)       Each Loan Party shall deliver to the Administrative Agent, upon reasonable request, such information reasonably deemed by the Majority Lenders necessary to obtain or maintain (to the extent provided in the applicable Loan Document) a valid, perfected First Priority Lien (subject to Other Prepetition Liens and the Carve Out) on any Collateral acquired after the Closing Date.

SECTION 7.13	Other Affirmative Covenants.

(a)       With respect to each Lease for which any Loan Party holds the lessor's or sublessor's interest (other than Leases rejected by the Loan Parties during the Chapter 11 Cases with the approval of the Majority Lenders), such Loan Party shall perform all the obligations imposed upon the lessor or sublessor, as the case may be, under such Lease and enforce all of the lessee's or sublessee's, as the case may be, obligations thereunder, except where the failure to so perform or enforce could not reasonably be expected to result in a Material Adverse Effect.

(b)       Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify the Administrative Agent if any written information, exhibit, or report furnished to the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made when taken as a whole with all other information so furnished. The foregoing to the contrary notwithstanding, any

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notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

(c)       Each Loan Party will comply with the Financing Orders and each of the other orders entered into by the Bankruptcy Court.

(d)       Borrower will complete the actions set forth on Schedule 7.13 within the time periods set forth therein.

(e)       Borrower agrees to use all reasonable efforts to assist MP in the preparation and negotiation of the APA including providing MP timely access to facilities, timely delivery of requested due diligence items and making available requested members of senior management, advisors and other personnel of Borrower or Holdings

(f)        No Loan Party shall create or acquire, or permit any of its Subsidiaries to create or acquire, any new Subsidiaries.

SECTION 7.14          Liens. Each of the Loan Parties shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its assets (other than Unencumbered Property), whether now owned or hereafter acquired, other than Permitted Liens. Permitted Liens, other than Other Prepetition Liens and the Carve Out, shall at all times be junior and subordinate to the security interests and liens under the Loan Documents, the Interim Order and the Final Order. None of the Loan Parties shall, or permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any Unencumbered Property, whether now owned or hereafter acquired, other than Liens arising in the ordinary course of business and by operation of law which secure amounts (other than amounts for borrowed money) which are not delinquent or are subject to Permitted Protests.

SECTION 7.15          Investments; Bank Accounts. No Loan Party shall make any Investments except Permitted Investments. No Loan Party shall have Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to deposit accounts or securities accounts unless Borrower or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into control agreements with the Administrative Agent governing such Permitted Investments in order to perfect (and further establish) the Administrative Agent's Liens in such Permitted Investments in accordance with the timelines set forth on Schedule 7.13. Borrower and, upon becoming a Loan Party hereunder, Foamex Canada, shall not and shall not permit its Subsidiaries to establish or maintain any deposit account (excluding payroll accounts) or securities account unless the Administrative Agent shall have received a control agreement in respect of such deposit account or securities account in accordance with the timelines set forth on Schedule 7.13.

SECTION 7.16          Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness except Permitted Indebtedness. Notwithstanding the foregoing, no Permitted Indebtedness (other than clause (a) of the definition of Permitted Indebtedness) shall be permitted to have an

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administrative expense claim under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of the Administrative Agent and the Lenders as set forth herein and in the Interim Order and the Final Order.

SECTION 7.17          Fundamental Changes. Each of the Loan Parties shall not, and shall not permit any Subsidiary to, merge, amalgamate, dissolve, liquidate or consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a)       any Subsidiary of Borrower may merge, amalgamate or consolidate with (i) Borrower so long as Borrower shall be the continuing or surviving Person and (ii) any other Subsidiary of Borrower that is also a Debtor (a "Subsidiary Debtor") so long as a Subsidiary Debtor shall be the continuing or surviving Person;

(b)       any Subsidiary may consummate a merger, amalgamation, consolidation or disposition, the purpose of which is to effect the MP Sale; and

(c)       any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) in one or a series of transactions to Borrower.

SECTION 7.18          Disposal of Assets. Other than Permitted Dispositions, Permitted Investments, or transactions expressly permitted under the Loan Documents, no Loan Party shall, or permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, issue or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, issue or otherwise dispose of) any of its assets without the prior written consent of the Majority Lenders. Notwithstanding the foregoing, in the case of the MP Sale or any 363 Sale consented to by the Majority Lenders, the consent of the Administrative Agent shall also be required prior to the consummation of such sale if (a) the proceeds of such sale are insufficient to satisfy in full the LC Obligations and the Secured Swap Obligations then outstanding and (b) the proceeds of such sale are not used to pay or otherwise satisfy in full the LC Obligations and the Secured Swap Obligations then outstanding, in each case, upon the consummation of such sale.

SECTION 7.19          Restricted Payments. Each of the Loan Parties shall not, and shall not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, except each Subsidiary of Borrower may make Restricted Payments to Borrower or any Subsidiary Guarantor.

SECTION 7.20	Change in Nature of Business.

(a)       Holdings shall not, and shall not permit any other Parent Company to, (i) own any properties, other than its direct or indirect ownership of the Equity Interests of its Subsidiaries or (ii) engage in any business or operations other than those incidental to its direct or indirect ownership of the Equity Interests of its Subsidiaries, provided that, subject to the Interim Order and the Final Order, a Parent Company may engage in those activities that are incidental to (A) the maintenance of its corporate existence in compliance with applicable law, (B) legal, tax and accounting matters in connection with any of the foregoing or following activities, (C) the filing of registration statements, and compliance with applicable reporting and

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other obligations, under federal, state or other securities laws, (D) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) counsel, accountants and other advisors and consultants in connection with the Chapter 11 Cases, (E) the performance of obligations under and compliance with its Organization Documents or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries or any other transaction or activity expressly permitted under the Loan Documents or (F) the incurrence and payment of its operating and business expenses and any Taxes for which it may be liable in accordance with the Cash Budget. Holdings shall not permit the existence of any Parent Company other than Holdings and FMXI without the prior written consent of the Majority Lenders.

(b)       Borrower shall not, and shall not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than those businesses in which it is engaged on the Closing Date (or which are reasonably related thereto or are reasonable extensions thereof).

SECTION 7.21          Transactions with Affiliates. Each of the Loan Parties shall not, and shall not permit any Subsidiary to, enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with or for the benefit of any Affiliate, other than on terms and conditions not materially less favorable to such Loan Party or Subsidiary as would reasonably be obtained by such Loan Party or Subsidiary at that time in an arm's-length transaction with a Person other than an Affiliate or as listed on Schedule 7.21.

SECTION 7.22	Intentionally Omitted.

SECTION 7.23          Clauses Restricting Subsidiary Distributions. No Loan Party shall enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Borrower or any Subsidiary Guarantor or (b) make Permitted Investments in, Borrower or any Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of the Loan Documents or existing prior to the Closing Date.

SECTION 7.24          Market Regulations. No Loan Party shall use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refinance indebtedness originally incurred for such purpose.

SECTION 7.25          Minimum EBITDA. As at the end of any fiscal month, beginning with the fiscal month ending March 31, 2009, the Borrower shall not, without the prior written consent of the Majority Lenders in their sole discretion in each instance, permit Consolidated EBITDA for the three fiscal month period then ended to be less than the correlative amount indicated on Annex B attached hereto.

SECTION 7.26          Maximum Capital Expenditures. As at the end of any week and subject to the following sentence, the Borrower shall not, without the prior written consent of the

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Majority Lenders in their sole discretion in each instance, permit the aggregate amount of Capital Expenditures of the Debtors made during such weekly period to the product of (x) the amount set forth in the Cash Budget (after taking into account approved updates) for such weekly period multiplied by (y) 110% (the "Weekly Capital Expenditure Allowance"). Notwithstanding the foregoing, if any amount of the Weekly Capital Expenditure Allowance is not used in any week, such unused amount may be used in any subsequent week.

SECTION 7.27          Modifications of Organization Documents and Other Documents, Prepayment of Subordinated Indebtedness, Etc. No Loan Party shall directly or indirectly:

(a)       amend or modify, or permit the amendment or modification of, any provision of any Indebtedness of any Loan Party or the Tax Sharing Agreement, in each case in any manner that is adverse in any material respect to the interests of the Lenders;

(b)       terminate, amend, modify or change any of its Organization Documents (including (x) by the filing or modification of any certificate of designation or (y) any election (to treat any Pledged Interests (as defined in the Security Agreement) as a "security" under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Interests or a control agreement to the Administrative Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders' agreement), other than any amendments, modification or changes which are not adverse in any respect to the interest of the Swap Provider, LC Lenders or New Term Lenders;

(c)       make any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness or any Prepetition Indebtedness; or

(d)       amend, modify, supplement, waive compliance with or consent to any departure from any provision of any Prepetition Revolving Loan Document, Prepetition First Lien Term Loan Document or Prepetition Second Lien Term Loan Document.

SECTION 7.28          Change in Fiscal Year; Recording of Accounts. No Loan Party shall make any change in its fiscal year or any material change in the manner in which it records any Accounts on its books and records (including as to when a sale of Inventory or rendition of services on credit becomes an Account).

SECTION 7.29	Anti-Terrorism Law; Anti-Money Laundering.

(a)       No Loan Party shall, or shall permit any of its Subsidiaries to, directly or indirectly (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 6.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other

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evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties' compliance with this Section 7.29).

(b)       No Loan Party shall knowingly cause or permit any of the funds of such Loan Party that are used to repay any Loans to be derived from any unlawful activity with the result that the making of any Loans would be in violation of any applicable law.

SECTION 7.30          Embargoed Person. No Loan Party shall knowingly cause or permit (a) any of the funds or properties of any of the Loan Parties that are used to repay any Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law ("Embargoed Person" or "Embargoed Persons") that is identified on (1) the "List of Specially Designated Nationals and Blocked Persons" maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or applicable law promulgated thereunder, with the result that the investment in any Loan Parties (whether directly or indirectly) is prohibited by applicable law, or any Loans made by the Lenders would be in violation of applicable law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in any of the Loan Parties, with the result that any investment in any of the Loan Parties (whether directly or indirectly) is prohibited by applicable law or any of the Loans are in violation of applicable law.

SECTION 7.31	Intentionally Omitted.

SECTION 7.32          Acquisitions. No Loan Party shall purchase or otherwise acquire (in one or a series of related transactions) any assets constituting a business unit or division or line of business of, or Equity Interests representing a majority of the outstanding Equity Interests or voting power of the Voting Stock of, any Person (or agree to do any of the foregoing at any future time).

SECTION 7.33          Minimum Net Availability. As at the end of any week, beginning on the week ended February 27, 2009 the Borrower shall not, without the prior written consent of the Majority Lenders in their sole discretion in each instance, permit the Net Availability for the week then ended to be less than the correlative amount indicated on Annex B attached hereto.

SECTION 7.34          Applications to Bankruptcy Court. No Loan Party shall apply to the Bankruptcy Court for authority to take any action prohibited by this Article VII (except to the extent such application and the taking of such action is conditioned upon the receiving the written consent of the Administrative Agent and the Majority Lenders).

ARTICLE VIII

CONDITIONS OF LENDING

SECTION 8.1            Conditions Precedent - Closing Date. The obligation of the Lenders to make the New Term Loans on the Closing Date, the obligation of the Administrative

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Agent to cause the Letter of Credit Issuer to issue any Letter of Credit on the Closing Date and the rollover of the Prepetition Swap Contracts to Secured Swap Obligations, are, in each case, subject to the following conditions precedent having been satisfied in a manner satisfactory to the Administrative Agent and each Lender:

(a)       Loan and Corporate Documents; Certificates. The Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each, if applicable, properly executed by a duly authorized officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders:

(i)        executed counterparts of this Agreement and each other Loan Document (other than Loan Documents listed on Schedule 7.13 and the Final Order);

(ii)       such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of each Loan Party as the Administrative Agent or the Majority Lenders may reasonably require evidencing the identity, authority and capacity of each duly authorized officer thereof authorized to act in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iii)      such documents and certifications as the Administrative Agent or the Majority Lenders may reasonably require to evidence that each Loan Party is duly organized or formed, is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; provided that the failure to deliver evidence of foreign qualification shall not limit each Lender from making its Loans on the Closing Date;

(iv)      a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 8.1(d) and (e) have been satisfied and (B) that there has been no event or circumstance since the date of the Holdings' most recent audited financial statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect other than those events which customarily occur as a result of events leading up to the commencement of a proceeding under Chapter 11 of the Bankruptcy Code;

(v)       the receipt by the Administrative Agent and the Lenders of the Cash Budget;

(vi)      the receipt by the Administrative Agent and the Lenders of the Closing Date Projections;

(vii)     the receipt by the Administrative Agent and the Lenders of a report in form reasonably satisfactory to the Majority Lenders and the Administrative Agent reflecting the historical total weekly sales and volumes of each business unit of Borrower and its consolidated Subsidiaries, for the period from the week ending October 2, 2008 through week ending immediately prior to the Closing Date; and

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(viii)    a Notice of Borrowing relating to the New Term Loans to be made on the Closing Date.

(b)       Litigation. No litigation shall be pending or threatened against any Loan Party with respect to the Loan Documents or the definitive documentation in respect of the Loan Documents or which could reasonably be expected to have a Material Adverse Effect. There shall not exist any judgment, order, injunction or other restraint prohibiting the execution and delivery of the Loan Documents or which could reasonably be expected to have a Material Adverse Effect.

(c)       Fees and Expenses. All accrued fees and expenses of the Administrative Agent and the Lenders (including the fees and expenses of Bracewell & Giuliani LLP and of local Delaware counsel for the Lenders) shall have been paid.

(d)       Representations. The representations and warranties of Borrower and each other Loan Party contained in Article 6 or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Closing Date, except to the extent that any such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material aspects as of such earlier date.

(e)       No Default. No Default or Event of Default shall have occurred and be continuing, or would result from the proposed borrowing of the New Term Loans or issuance of Letters of Credit on the Closing Date or from the application of the proceeds thereof.

(f)        Interim Order. The Interim Order shall have been entered by the Bankruptcy Court, which Interim Order shall have been entered on such prior notice to such parties in accordance with Bankruptcy Rule 4001 (as determined by the Administrative Agent and the Majority Lenders), and the Administrative Agent shall have received a copy of same, and such order shall be in full force and effect and shall not have been (i) stayed, vacated, revised or rescinded or (ii) without the prior written consent of the Administrative Agent and the Majority Lenders, in their sole discretion, amended or modified.

(g)       First Day Orders. All "First Day Orders" or other orders entered or to be entered at the time of the Filing Date shall be satisfactory in form and substance to the Administrative Agent and the Majority Lenders in all respects.

The acceptance by Borrower of any New Term Loans made or any Letters of Credit issued on or after the Closing Date shall be deemed to be a representation and warranty made by Borrower to the effect that all of the conditions precedent to the making of such New Term Loans or the issuance of such Letters of Credit have been satisfied, with the same effect as delivery to the Administrative Agent and the Lenders of a certificate signed by a Responsible Officer of Borrower, dated the Closing Date, to such effect.

Execution and delivery to the Administrative Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 8.1 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to the Administrative Agent an executed counterpart of this Agreement

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was made by such Lender independently and without reliance on the Administrative Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 8.1, and (iii) all documents sent to such Lender for approval, consent or satisfaction were acceptable to such Lender.

SECTION 8.2            Conditions Precedent to Each New Term Loan. The obligation of the Lenders to make a New Term Loan (including the Initial New Term Loans on the Closing Date), and the obligation of the Administrative Agent to cause the Letter of Credit Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:

(a)       The following statements shall be true, and the acceptance by Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i) – (v) with the same effect as the delivery to the Administrative Agent and the Lenders of a certificate signed by a Responsible Officer of Borrower, dated the date of such extension of credit, stating that:

(i)        The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent the Administrative Agent and the Lenders have been notified in writing by Borrower that any representation or warranty is not correct and the Majority Lenders have explicitly waived in writing compliance with such representation or warranty; and

(ii)       No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default;

(iii)      No event has occurred and is continuing, or would result from such extension of credit, which has had or will have a Material Adverse Effect;

(iv)      The proposed use of the proceeds of such Borrowing is consistent with the Cash Budget and Borrower is otherwise in compliance in all material respects with the Cash Budget; and

(v)       The Eligible Accounts used in computing the Base Borrowing Base and Adjusted Borrowing Base then in effect remain "Eligible Accounts" as of the date hereof to the extent required to comply with condition (d) below.

(b)       The Interim Order or, following the entry of the Final Order, the Final Order shall be in full force and effect, and shall not have been vacated, reversed or rescinded, and an appeal of such order shall not have been timely filed and a stay of such order pending appeal shall not be presently effective, and without the prior written consent of the Administrative Agent and the Majority Lenders, such order shall not have been amended or modified.

(c)       Such Borrowing will not cause Available Cash Surplus to exceed $8,000,000 after giving effect to the use of proceeds of such Borrowing.

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(d)       Such Borrowing will not cause the Aggregate Outstandings to exceed the Adjusted Borrowing Base then in effect.

ARTICLE IX

DEFAULT; REMEDIES

SECTION 9.1            Events of Default. It shall constitute an event of default ("Event of Default") if any one or more of the following shall occur for any reason:

(a)       Non-Payment. Borrower or any other Loan Party fails to pay the principal of or interest or premium on any of the Obligations or any fee or other amount owing hereunder when due, whether upon demand or otherwise;

(b)       Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 5.3(a), 7.1, 7.2 (with respect to Borrower and Foamex Canada), 7.8 or 7.14-7.34 of this Agreement (other than Sections 7.21 and 7.23), (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 5.1, 5.2(a), (b), (h), (i) or (j) of this Agreement and such failure continues for 5 Business Days or more, (iii) an "Event of Default" under and as defined in any Mortgage, or the Security Agreement shall have occurred and be continuing or (iv) any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 3.4(b) or 4.11 of the Security Agreement;

(c)       Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days (or with respect to (x) each of Section 7.7(i) and Section 7.7(ii) of this Agreement, 5 Business Days and (y) Section 5.3(b) of this Agreement, 10 days) or more after the earlier of (x) actual knowledge thereof by any Loan Party and (y) notice thereof by the Administrative Agent or any Lender to any Loan Party;

(d)       Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document or in any document, financial statement or certificate at any time delivered in connection herewith or therewith shall be incorrect or misleading when made, deemed made or furnished in any material respect;

(e)       Cross-Default/Acceleration. Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment or otherwise, and giving effect to any applicable grace period) in respect of any Indebtedness (other than Indebtedness hereunder and, in the case of the Debtors, Indebtedness created or incurred prior to the Filing Date) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which

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default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity;

(f)        Insolvency Proceedings, Etc. Any Subsidiary of a Loan Party (other than a Debtor) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(g)       Inability to Pay Debts; Attachment. (i) Any Subsidiary of a Loan Party (other than a Debtor) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy;

(h)       Judgments. There is entered against any Loan Party or any of its Subsidiaries one or more final judgments or orders by a court or Governmental Authority for the payment of money in an aggregate amount exceeding $500,000 (to the extent not covered by insurance issued by a reputable third-party insurer that has not disclaimed coverage), and any such judgment or order shall not have been vacated, discharged, stayed or fully bonded pending appeal for a period of 45 consecutive days;

(i)        ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan (or a similar event occurs with respect to a Foreign Plan) which has resulted or could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount in excess of $7,500,000 or the imposition of a Lien or a security interest on any assets of any Loan Party or any of its Subsidiaries under Section 401(a)(29) of the Code or Section 412(n) of the Code (or, for years which the PPA applies to any Pension Plan, Section 430(k) of the Code) or under Section 4068 of ERISA or other applicable Law, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan or Foreign Plan in an aggregate amount in excess of $7,500,000 or (iii) with respect to any one or more Pension Plans of Foamex Canada, (x) Foamex Canada fails to pay or remit when due any amounts for which it is liable in respect of one or more such Pension Plans in an aggregate amount for all such overdue amounts for all Pension Plans of Foamex Canada in excess of $1,000,000 and any such failure to pay or remit any such amount continues for 10 Business Days or more or (y) any Liens arise with respect to one or more such Pension Plans (save for any Lien with respect to contribution amounts not yet

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due or delinquent that arise under the PBA or other applicable Canadian legislation) securing an aggregate amount for all Pension Plans of Foamex Canada in excess of $1,000,000 and any such Lien continues in effect for 10 Business Days or more;

(j)        Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations and the cancellation and return of all Letters of Credit, ceases to be in full force and effect; or any Loan Party contests in any manner in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document except by reason of payment in full of all Obligations and the cancellation and return of all Letters of Credit, or purports to revoke, terminate or rescind any provision of any Loan Document except pursuant to the express terms thereof;

(k)	Change of Control. There occurs any Change of Control;

(l)        Collateral. Any security interest or Lien purported to be created by any Loan Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Loan Document in favor of the Administrative Agent, or any security interest or Lien purported to be created by any Loan Document on such property shall be asserted by any Loan Party not to be a valid, perfected, First Priority Lien (subject to the Carve Out and Other Prepetition Liens) (except as otherwise expressly provided in this Agreement);

(m)      Partnership Status. Borrower is taxed as a corporate entity by any federal or state taxing authority and such taxation causes a Material Adverse Effect;

(n)       Invalidation. (i) Any Loan Party shall attempt to invalidate, reduce or otherwise impair the Administrative Agent's or any Lender's claims or rights against any Loan Party or to subject any collateral securing any such claims to assessment pursuant to Section 506(c) of the Bankruptcy Code or (ii) an order is entered by the Bankruptcy Court which invalidates, reduces or otherwise impairs the Administrative Agent's, any Lender's, claims or rights against any Loan Party or impairs, invalidates, challenges or subordinates any Lien on any collateral securing any such claims or to subject any collateral securing any such claims to assessment pursuant to Section 506(c) of the Bankruptcy Code or otherwise;

(o)       Enjoinment. If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(p)       Adjusted Borrowing Base Default. If at any time the Aggregate Outstandings exceeds the Adjusted Borrowing Base and such excess is not repaid by Borrower within one (1) Business Day of the date the Majority Lenders notify Borrower of such excess;

(q)       Base Borrowing Base Default. If at any time the Base Borrowing Base is less than the sum of (i) the Secured Swap Obligations and the LC Obligations then outstanding plus (ii) (A) for the 1-7 day period after the Closing Date, $6,000,000, (B) for the 8-14 day

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period after the Closing Date, $7,000,000 or (C) thereafter, $9,000,000 and such excess is not repaid by Borrower within one (1) Business Day of the date the Administrative Agent notifies Borrower of such excess;

(r)        Approval of Final Order. The Final Order shall not have been approved and entered by the Bankruptcy Court by the earlier of (i) the date of expiration of the Interim Order, or (y) 30 days after the date of the Interim Order; or

(s)	Bankruptcy Matters. Any of the following:

(i)        the entry of an order dismissing the Chapter 11 Cases or converting any such case to one under Chapter 7 of the Bankruptcy Code, or any Loan Party shall file a motion or other pleading seeking the dismissal or conversion of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code or otherwise;

(ii)       the entry of an order appointing a Chapter 11 trustee in the Chapter 11 Cases;

(iii)      the entry of an order (other than the Interim Order and the Final Order) in the Chapter 11 Cases granting any other superpriority administrative claim or Lien equal or superior to that granted to the Administrative Agent, on behalf of itself and Lenders (or the filing of an application by any Loan Party to approve any such superpriority administrative claim);

(iv)      the entry of an order in the Chapter 11 Cases modifying, staying, vacating, reversing or amending any Financing Order, without the Administrative Agent and Majority Lenders' prior express written consent in their sole discretion in each instance;

(v)       the entry of an order in the Chapter 11 Cases modifying, staying or amending this Agreement or any other Loan Document, without the Majority Lenders' prior express written consent in their sole discretion in each instance;

(vi)      the entry of an order in the Chapter 11 Cases appointing an examiner having enlarged powers under Section 1106(a)(3) and (4) the Bankruptcy Code or Person having similar powers and functions;

(vii)     the entry of an order in the Chapter 11 Cases avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement;

(viii)    the approval by the Bankruptcy Court of any claims arising under Section 506(c) of the Bankruptcy Code against the Administrative Agent, any Lender or any of the U.S. Collateral;

(ix)      (A) the incurrence by any Loan Party of Indebtedness with an administrative expense claim under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of the Administrative Agent and the Lenders as set forth herein and in the Interim Order and the Final Order or (B) the granting of a lien or other

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interest in any property of Borrower or any Loan Party (other than the Carve Out and Other Prepetition Liens), which is superior to or ranks in parity with the Liens granted to the Administrative Agent and the Lenders under this Agreement, the Loan Documents, the Interim Order and the Final Order;

(x)       without the prior written consent of the Majority Lenders and the Administrative Agent, any Loan Party shall file a motion or other pleading in the Chapter 11 Cases to obtain financing from any Person other than the financing provided by this Agreement or grant any Lien upon or affecting any the U.S. Collateral other than Permitted Liens, unless such financing shall be sufficient to satisfy the Obligations owing under this Agreement and such order provides that the proceeds of such financing shall be used to pay or otherwise satisfy the Obligations in full;

(xi)      the entry of an order by the Bankruptcy Court in the Chapter 11 Cases granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (A) as to any creditor (other than the Administrative Agent and Lenders) with respect to any claim in an amount equal to or greater than $500,000 (other than the lifting of the automatic stay solely for the purpose of liquidating a claim in another forum or to proceed against insurance), or (B) as to any creditor (other than the Administrative Agent and Lenders) with respect to any claim with respect to any Lien of, or the granting of any Lien on the U.S. Collateral to, any state or local environmental or regulatory agency or authority that could reasonably be expected to have a Material Adverse Effect, or (C) as to any holder of any security interest (other than the Administrative Agent and Lenders) to permit foreclosure (or granting of a deed in lieu of foreclosure or the like) on any assets of a Loan Party or Loan Party's Subsidiaries in excess of $500,000;

(xii)     there shall be any suit or action against the Administrative Agent or any Lender by or on behalf of any Loan Party, any official committee in the Chapter 11 Cases, or any other party in interest in the Chapter 11 Cases, in each case that (A) asserts a claim in excess of $25,000, (B) seeks a legal or equitable remedy that would have the effect of subordinating the claims or Liens of the Administrative Agent or any Lender under the Loan Documents to any other claim, (C) would otherwise have a Material Adverse Effect or (D) have a material adverse change on the rights and remedies of the Administrative Agent under any Loan Document including without limitation, any action which seeks to void, avoid, limit or otherwise adversely affect any Lien by or in relation to the Loan Documents or any payment made pursuant thereto, and, if such suit or action is by or on behalf of any Person other than any Loan Party (including any official committee of unsecured creditors appointed in any of the Chapter 11 Cases) or any Subsidiary, officer, or employee of any Loan Party, such suit or action shall not have been withdrawn or dismissed with prejudice within 60 days after service thereof on Agent or such Lender, as applicable;

(xiii)    (A) an order shall be entered by the Bankruptcy Court confirming a Plan of Reorganization in the Chapter 11 Cases which does not (x) contain a provision for termination of all of the Lenders' New Term Loan Commitments and payment in full of all Obligations and the cash collateralization or return of all Letters of Credit on the date of effectiveness of such plan and in each case in a manner satisfactory to the Administrative Agent and the Lenders on or before the effective date of such plan and (y) provide for the continuation

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of the Liens and priorities in favor of the Administrative Agent until such effective date or (B) any Loan Party (or by any party with the support of any of the Loan Parties) shall have filed a Plan of Reorganization that violates clauses (A) of this subparagraph in the Chapter 11 Cases;

(xiv)    the failure of any Loan Party to pay when due (after giving effect to any applicable grace period) any interest or fees payable under the Interim Order or the Final Order, or to perform any of its material obligations thereunder, which breach shall have not been cured within three (3) Business Days; or

(xv)     the Debtors seek authority (A) to obtain debtor-in-possession financing or other financial accommodations pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code without the prior written consent of the New Term Lenders and the Administrative Agent, unless such financing or other financial accommodation will provide for the indefeasible payment in full in cash of all Obligations to the non-consenting party upon the closing of such financing or other accommodation, (B) to challenge the application of any payments authorized by the Financing Orders as pursuant to section 506(b) of the Bankruptcy Code, (C) to propose, support or have a plan of reorganization or liquidation that does not provide for the indefeasible payment in full in cash of all Obligations on the effective date of such plan as applicable, or (D) to seek relief under the Bankruptcy Code, including without limitation, under Section 105 of the Bankruptcy Code, to the extent any such relief would in any way restrict or impair the rights and remedies of the Administrative Agent and the Lenders as provided in the Financing Orders and the Loan Documents or the Administrative Agent’s and the Lenders’ exercise of such rights or remedies.

SECTION 9.2	Remedies.

(a)       Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without any application, motion, notice to or order from, the Bankruptcy Court, if an Event of Default exists, the Administrative Agent may, in its discretion, and shall, at the direction of the Majority Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on the Loan Parties but with one Business Day prior notice to the Majority Lenders in the case of remedies commenced by the Administrative Agent without direction from the Majority Lenders: (i) reduce the Maximum New Term Loan Amount (solely during the continuance of such Default or Event of Default, but subject to the next sentence in any event), or the advance rate against Eligible Accounts used in computing the Base Borrowing Base, or reduce one or more of the other elements used in computing the Base Borrowing Base or Adjusted Borrowing Base, (ii) restrict the amount of or refuse to make New Term Loans, (iii) declare any or all Obligations to be immediately due and payable, (iv) require Borrower to cash collateralize all outstanding LC Obligations in an amount equal to 105% of the outstanding amounts of such Letters of Credit, and (v) withdraw or disburse funds deposited in, credited to or held for deposit in or credit to any of the Controlled Accounts and distribute such funds in accordance with Section 3.8. If an Event of Default exists, the Administrative Agent shall, at the direction of the Majority Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on the Loan Parties: (A) terminate the New Term Loan Commitments and this Agreement and (B) pursue its other rights and remedies under the Loan Documents (including under Section 9.2(b) below) and applicable law.

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(b)       Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without any application, motion, notice to or order from, the Bankruptcy Court, if an Event of Default has occurred and is continuing: (i) the Administrative Agent shall have for the benefit of the Lenders, in addition to all other rights of the Administrative Agent and the Lenders, the rights and remedies of a secured party under the Loan Documents, the UCC and other applicable laws; (ii) the Administrative Agent may, at any time, take possession of the Collateral and keep it on any Loan Party's premises, at no cost to the Administrative Agent or any Lender, or remove any part of it to such other place or places as the Administrative Agent or the Majority Lenders may desire, or the Loan Parties shall, upon the demand of the Administrative Agent, at the Loan Parties' cost, assemble the Collateral and make it available to the Administrative Agent at a place reasonably convenient to the Administrative Agent; and (iii) the Administrative Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent and the Majority Lenders deem advisable, in their sole discretion, and may, if the Administrative Agent deems it reasonable, with the consent of the Majority Lenders, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, each Loan Party agrees that any notice by the Administrative Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to such Loan Party if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) days prior to such action to such Loan Party's address (or Borrower's address on behalf of such Loan Party) specified in or pursuant to Section 14.8. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Administrative Agent or the Lenders receive payment, and if the buyer defaults in payment, the Administrative Agent may resell the Collateral without further notice to the Loan Parties. In the event the Administrative Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Loan Party irrevocably waives: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Administrative Agent retain possession and not dispose of any Collateral until after trial or final judgment. Each Loan Party agrees that the Administrative Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Administrative Agent is hereby granted a license or other right to use, without charge, each Loan Party's labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and each Loan Party's rights under all licenses and all franchise agreements shall inure to the Administrative Agent's benefit for such purpose.

(c)       Upon the Administrative Agent commencing any action under Section 9.2, and thereafter, all payments and proceeds received by the Administrative Agent or any Lender shall be applied first to the payment or reserve of payment, of the obligations included in the Carve Out, second, after satisfying the obligations in the Carve Out, to all expenses of sale, including attorneys' fees and third, to the Administrative Agent for application pursuant to Section 3.8. The Administrative Agent will return any excess to the Borrower and the Borrower shall remain liable for any deficiency.

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(d)       If an Event of Default occurs, each Loan Party hereby waives, except to the extent expressly provided otherwise herein, all rights to notice and hearing prior to the exercise by the Administrative Agent of the Administrative Agent's rights to repossess the Collateral without judicial process or to reply, attach or levy upon the Collateral without notice or hearing. The rights and remedies of the Lenders this Agreement, the other Loan Documents, and all other agreements shall be cumulative.

(e)       The Borrower hereby acknowledges that the Swap Provider may terminate the Secured Swap Contracts to the extent permitted and in the manner provided therein as a result of the occurrence of one or more events of default thereunder.

ARTICLE X

TERM AND TERMINATION

SECTION 10.1          Term and Termination. The term of this Agreement shall end on the Termination Date unless sooner terminated in accordance with the terms hereof. The Administrative Agent upon direction from the Majority Lenders may terminate this Agreement with notice upon the occurrence and during the continuance of an Event of Default. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal, accrued and unpaid interest and any early termination or prepayment fees or penalties, but excluding any Contingent Obligations at Termination) shall become immediately due and payable and Borrower shall immediately use reasonable efforts to arrange for the cancellation and return of any such Letters of Credit then outstanding (other than those Letters of Credit for which Supporting Letters of Credit have been deposited with the Administrative Agent in accordance with and as required by Section 1.4(e)). Notwithstanding the termination of this Agreement, until all Obligations are indefeasibly paid and performed in full in cash, each of the Loan Parties shall remain bound by the terms of this Agreement and shall not be relieved of any of its Obligations hereunder or under any other Loan Document, and the Administrative Agent and the Lenders shall retain all their rights and remedies hereunder (including the Administrative Agent's Liens in and all rights and remedies with respect to all then existing and after-arising Collateral, except as provided in Section 12.11).

ARTICLE XI

AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

SECTION 11.1	Amendments and Waivers.

(a)       No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by a Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Administrative Agent at the written request of the Majority Lenders) and the Loan Parties (or Borrower on behalf of the Loan Parties) party to such Loan Document and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; except that any waiver, amendment or consent which shall do any of the following shall be in writing and signed by all the Lenders directly affected thereby and the Loan Parties (or

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Borrower on behalf of the Loan Parties) party to such Loan Document and acknowledged by the Administrative Agent (it being understood that the failure or refusal of the Administrative Agent to acknowledge such waiver, amendment or consent shall in no way affect the effectiveness of such waiver, amendment or consent unless Administrative Agent's consent is required as provided below):

(i)        change this Section or any provision of this Agreement providing for consent or other action by all Lenders;

(ii)       release any guaranties of the Obligations or release all or substantially all of the Collateral other than as permitted by Section 12.11;

(iii)      change the definition of "Majority Lenders" or "Pro Rata Share";

(iv)      contractually subordinate the Administrative Agent's Lien in and to any of the Collateral;

(v)       increase the New Term Loan Commitment of any New Term Lender over the amount thereof then in effect or extend the New Term Loan Commitment of any New Term Lender;

(vi)      postpone, delay or extend any date fixed by this Agreement or any other Loan Document (including the Stated Termination Date) for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(vii)     reduce the principal of, or the rate of interest specified herein on, any New Term Loan or any fees or other amounts payable to any Lender hereunder or under any other Loan Document;

(viii)    change the percentage of the New Term Loan Commitments or of the aggregate unpaid principal amount of the New Term Loans or other Obligations which is required for the Lenders or any of them to take any action hereunder;

(ix)      increase the Maximum New Term Loan Commitment or the Unused Letter of Credit Subfacility;

(x)       increase the advance rate percentage set forth in the defined term Base Borrowing Base above the advance rate percentage set forth in such definition therefor on the date hereof; or

(xi)	change the proviso to the first sentence of Section 14.10;

provided, however, that no amendment, waiver or consent shall: (v) unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (w) unless in writing and signed by the Swap Provider and the LC Lenders, amend or waive this Agreement in a manner that results in a change to the methodology for calculating the Base Borrowing Base or waive any Event of

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Default arising under Section 9.1(q) or Section 9.1(s)(xv), (x) unless in writing and signed by the Swap Provider, amend or waive this Agreement in a manner that is adverse to the interests and relative rights of the Swap Provider (y) unless in writing and signed by the Letter of Credit Issuer and the LC Lenders, amend or waive this Agreement in a manner that is adverse to the interests and relative rights of the Letter of Credit Issuer and the LC Lenders and (z) unless in writing and signed by the New Term Lenders, amend or waive this Agreement in a manner that is adverse to the interests and relative rights of the New Term Lenders and provided, further, that Schedule 1.2 hereto (New Term Loan Commitments) may be amended from time to time by the Administrative Agent alone to reflect assignments of New Term Loan Commitments in accordance herewith and any increase in the New Term Loan Commitment of any New Term Lender made in accordance herewith (including, without limitation, in accordance with clause (E)) and provided, even further, that this Agreement and the other Loan Documents may be amended from time to time by the Administrative Agent and the Borrower or Guarantors alone (i.e. without any Lender consent or approval) to add a Subsidiary of Borrower as a Guarantor hereunder or as a grantor under the Security Agreement or other applicable Loan Documents or to subject to the Lien of any applicable Loan Document assets or property not then subject to the Lien of such Loan Document.

(b)	Intentionally Omitted.

(c)       If, in connection with any proposed amendment, waiver or consent (a "Proposed Change") requiring the consent of all Lenders, the consent of the Majority Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained being referred to as a "Non-Consenting Lender"), then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrower's request, the Administrative Agent or an Eligible Assignee shall have the right (but not the obligation) with the Majority Lender's approval, to purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all the Non-Consenting Lenders' New Term Loan Commitments and New Term Loans for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto through the date of sale pursuant to Assignment and Acceptance Agreement(s), without premium or discount.

SECTION 11.2	Assignments; Participations.

(a)       Any Lender may, with the written consent of the Majority Lenders and the Administrative Agent (in each case, which consent shall not be unreasonably withheld), assign and delegate to one or more Eligible Assignees (provided that no such consent shall be required during the existence of an Event of Default or in connection with any assignment by a Lender to its Affiliate, another Lender or to an Affiliate of a Lender or during the existence of an Event of Default) (each an "Assignee") all, or any ratable part of all, of the New Term Loans, the New Term Loan Commitments, the Secured Swap Obligations, the LC Obligations and the other rights and obligations of such Lender hereunder, in a minimum amount of $1,000,000 (provided that, unless an assignor Lender has assigned and delegated all of its New Term Loans and New Term Loan Commitments, no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such assignor Lender retains a New Term Loan Commitment in a minimum amount of $1,000,000); provided, however, that Borrower and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned

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to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrower and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to Borrower and the Administrative Agent an Assignment and Acceptance substantially in the form of Exhibit C ("Assignment and Acceptance") or in such other form reasonably acceptable to the Administrative Agent, (iii) the assignor Lender or Assignee has paid to the Administrative Agent a processing fee in the amount of $5,000 and (iv) such assignment has been reflected in the Register.

(b)       From and after the date that the Administrative Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee and the assignment is reflected in the Register, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Letters of Credit (in the case of an Assignee which becomes an LC Lender), have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, provided, that no Assignee (including an Assignee that is already a Lender hereunder at the time of assignment) shall be entitled to receive any greater amount pursuant to Section 4.1 with respect to the rights and obligations assigned than that to which the assigning Lender would have been entitled to receive had no such assignment occurred, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)       By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection or priority of any Lien granted by a Loan Party to the Administrative Agent or any Lender in the Collateral; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers, including the discretionary rights and

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incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)       Immediately upon satisfaction of the requirements of Section 11.2(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the New Term Loan Commitments, if any, arising therefrom. The New Term Loan Commitment allocated to each Assignee shall reduce such New Term Loan Commitments of the assigning Lender pro tanto.

(e)       Any Lender may at any time sell to one or more commercial banks, financial institutions or other Persons not Affiliates of Borrower (a "Participant") participating interests in any New Term Loans, the New Term Loan Commitment of that Lender and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document (except to the extent that such amendment, waiver or consent both directly affects the Participant and would (x) increase or extend the New Term Loan Commitment of the originating Lender, (y) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the originating Lender hereunder or under any other Loan Document or (z) reduce the principal of, or the rate of interest specified herein on, any Loan owing to the originating Lender or any fees or other amounts payable to the originating Lender hereunder or under any other Loan Document), and all amounts payable by Borrower hereunder or under any other Loan Document shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, if its participating interest is entered in the Register as if the Participant were an Assignee, be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(f)        Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(g)       The Administrative Agent, acting solely for this purpose on behalf of the Borrower, shall maintain at its address referred to in Section 14.8 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the New Term Loan Commitment of, and principal amount of the

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New Term Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender's Loans) at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE XII

THE ADMINISTRATIVE AGENT

SECTION 12.1          Appointment and Authorization. Each Lender hereby designates and appoints the Bank as its Administrative Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such on the express conditions contained in this Article 12. The provisions of this Article 12 are solely for the benefit of the Administrative Agent and the Lenders and the Loan Parties shall have no rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Administrative Agent and the Majority Lenders shall have and may use their sole discretion with respect to exercising or refraining from exercising any sole discretionary rights or taking or refraining from taking any actions which the Administrative Agent or the Majority Lenders are expressly entitled to take or assert in their sole discretion under this Agreement and the other Loan Documents, including, as applicable, (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the Base Borrowing Base or the Adjusted Borrowing Base (as the case may be), and (b) the exercise of remedies pursuant to Section 9.2, and any action so taken or not taken shall be deemed consented to by the Lenders (other than any action so taken or not taken constituting the gross negligence or willful misconduct of the Administrative Agent or the Majority Lenders as the case may be).

SECTION 12.2          Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees

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or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

SECTION 12.3          Liability of the Administrative Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any Subsidiary or Affiliate of such Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect any of the properties, books or records of any of the Loan Parties or any of the Subsidiaries or Affiliates of any of the Loan Parties.

SECTION 12.4          Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders or the Majority Lenders, as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders (or all Lenders if so required by Section 11.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

SECTION 12.5          Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Administrative Agent shall have received written notice from a Lender or a Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent shall receive such a notice, the Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with Article 9; provided, however, that

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unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

SECTION 12.6          Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of a Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties which may come into the possession of any of the Agent-Related Persons.

SECTION 12.7          Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), in accordance with their Pro Rata Shares, from and against any and all Indemnified Liabilities as such term is defined in Section 14.11; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

SECTION 12.8          Administrative Agent in Individual Capacity. The Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from,

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acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Holdings or any of its Subsidiaries or Affiliates as though the Bank were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Bank or any of its Affiliates may receive information regarding Holdings, its Subsidiaries, its Affiliates and Account Debtors (including information that may be subject to confidentiality obligations in favor of Holdings or such Subsidiary or Affiliate) and the Lenders acknowledge that neither the Administrative Agent nor the Bank shall be under any obligation to provide such information to them. With respect to its Loans, the Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent and the terms "Lender" and "Lenders" include the Bank in its individual capacity.

SECTION 12.9          Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon at least 30 days' prior notice to the Lenders and Borrower, such resignation to be effective upon the acceptance of a successor administrative agent to its appointment as Administrative Agent. In the event the Bank sells all of its Swap Obligations and LC Obligations as part of a sale, transfer or other disposition by the Bank of substantially all of its loan portfolio, the Bank shall resign as Administrative Agent. If the Administrative Agent resigns under this Agreement, the Majority Lenders, after consulting with Borrower, shall appoint from among the Lenders a successor administrative agent for the Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 12.10	Withholding Tax.

(a)       Each Lender (and Assignee) that is not a "United States person", within the meaning of Section 7701(a)(30) of the Code, shall deliver to Borrower and the Administrative Agent before the payment of any interest in the first calendar year during which such Lender (or Assignee) becomes a party to this Agreement and from time to time thereafter as reasonably requested in writing by Borrower or the Administrative Agent (but only so long thereafter as such Lender (or Assignee) remains lawfully able to do so) any one of the following:

(i)        a properly completed and valid IRS Form W-8BEN (or successor form) pursuant to which such Lender (or Assignee) claims an exemption from, or a reduction of, withholding tax under a United States of America tax treaty;

(ii)       a properly completed and valid IRS Form W-8ECI (or successor form) pursuant to which such Lender (or Assignee) claims that interest paid under this

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Agreement is exempt from United States of America withholding tax because it is effectively connected with a United States of America trade or business of such Lender (or Assignee);

(iii)      a properly completed and valid IRS Form W-8BEN (or successor form) and such other forms or statements required to qualify for an exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, as amended, with respect to payments of "portfolio interest"; or

(iv)      such other form or forms as may be required under the Code or other laws of the United States of America as a condition to exemption from, or reduction of, United States of America withholding tax.

Such Lender (and Assignee) agrees to promptly notify the Administrative Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)       Intentionally Omitted.

(c)       Intentionally Omitted.

(d)       For any period (including the time such Lender or Assignee first becomes a party to this Agreement) with respect to which a Lender (or Assignee) has failed to provide the Borrower and the Administrative Agent with the appropriate form, certificate or other document described in subsection (a) above (whether because such Lender (or Assignee) is not entitled to provide such form, certificate or other document or otherwise, other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided), such Lender (or Assignee) shall not be entitled to any benefits under subsection (a), (b) or (c) of Section 4.1 with respect to Indemnified Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender (or Assignee) become subject to Indemnified Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower and the Administrative Agent shall take such steps as such Lender (or Assignee) shall reasonably request to assist such Lender (or Assignee) to recover such Indemnified Taxes.

(e)       Intentionally Omitted.

(f)       Intentionally Omitted.

(g)       Each Lender (and Assignee) that is a United States person within the meaning of Code section 7701(a)(30) shall deliver a duly completed IRS Form W-9 (or successor form) to Borrower and the Administrative Agent at the times described above with respect to the other withholding forms; provided, however, that a Lender (or Assignee) that Borrower may treat as an "exempt recipient" within the meaning of Treasury Regulations section 1.6049-4(c) (without regard to the third sentence thereof) shall not be required to provide an IRS Form W-9, except to the extent required under Treasury Regulations section 1.1441-1.

(h)       If the Administrative Agent is not a United States person within the meaning of Code section 7701(a)(30), then no Borrower shall have to gross up for any U.S.

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withholding tax that would not have been imposed had the Administrative Agent been a "U.S. person" and a "financial institution" (within the meaning of Treasury Regulation 1.1441-1).

(i)        If the IRS or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that Borrower and/or the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (or Assignee) (because the appropriate required form was not delivered or was not properly executed, or because such Lender (or Assignee) failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender (or Assignee) shall indemnify Borrower and/or the Administrative Agent, as the case may be, fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders (or Assignees) under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

SECTION 12.11	Collateral Matters.

(a)       The Lenders hereby irrevocably authorize the Administrative Agent to, and upon request of Borrower, the Administrative Agent shall, release any of the Administrative Agent's Liens upon any Collateral (i) upon the termination of all New Term Loan Commitments and payment and satisfaction in full by Borrower of all New Term Loans and reimbursement obligations in respect of Letters of Credit (whether or not any of such Obligations are due), and the termination of all outstanding Letters of Credit (or the deposit with the Administrative Agent of Supporting Letters of Credit in accordance with and as required by Section 1.4(g)) and the payment and satisfaction in full of all other Obligations (other than Contingent Obligations at Termination); (ii) constituting property being sold or disposed of or property of a Subsidiary all of the equity interests of which are being sold or disposed of if a Borrower certifies to the Administrative Agent (and the Administrative Agent and the Majority Lenders agree with such certification) that the sale or disposition is made in compliance with Section 7.18 (and the Administrative Agent and the Majority Lenders may rely conclusively on any such certificate, without further inquiry); (iii) constituting property lease to a Loan Party in which each of the Loan Parties certifies that no Loan Party owned an interest in such property at the time the Lien was granted or at any time thereafter; or (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement. Additionally, the Lenders hereby irrevocably authorize the Administrative Agent acting at the direction of the Majority Lenders to release any Subsidiary Guarantor from its obligations as a Loan Party and Guarantor if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any other Indebtedness of Borrower unless and until such Subsidiary Guarantor is (or is being simultaneously) released from its guaranty with respect to such other Indebtedness. Except as provided above, the Administrative Agent will not release any of the Administrative Agent's Liens without the prior written authorization of the Lenders. Upon request by the Administrative Agent or Borrower at any time, the Lenders will confirm in writing the Administrative Agent's authority pursuant to this Section 12.11 to release a Subsidiary Guarantor from its obligations as a Loan Party and Guarantor.

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(b)       Upon receipt by the Administrative Agent of any authorization required pursuant to Section 12.11(a) from the applicable Lenders of the Administrative Agent's authority to release Administrative Agent's Liens upon particular types or items of Collateral, and upon at least five (5) Business Days prior written request by Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Administrative Agent's Liens upon such Collateral; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower or any other Loan Party in respect of) all interests retained by Borrower or any other Loan Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c)       The Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by a Loan Party or is cared for, protected or insured or has been encumbered, or that the Administrative Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent's own interest in the Collateral in its capacity as one of the Lenders and that the Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

SECTION 12.12	Restrictions on Actions by Lenders; Sharing of Payments.

(a)       Each of the Lenders agrees that it shall not, without the express consent of all Lenders or the Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of all Lenders or the Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any of the Loan Parties or any accounts of any of the Loan Parties now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Administrative Agent, take or cause to be taken any action to enforce its rights under this Agreement or against the Loan Parties, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)       If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of Borrower to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from the Administrative Agent in excess of such Lender's ratable portion of all such distributions with respect to the applicable Obligations by the Administrative Agent, such Lender shall promptly

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(1) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of all of the applicable Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the applicable Obligations owed to the other applicable Lenders so that such excess payment received shall be applied ratably as among the applicable Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

SECTION 12.13        Agency for Perfection. Subject to the provisions of Section 12.17(b), each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders' security interest in assets which, in accordance with Article 9 of the UCC or any other applicable law, can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent's request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent's instructions.

SECTION 12.14        Payments by Administrative Agent to Lenders. All payments to be made by the Administrative Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Administrative Agent on or prior to the Closing Date (or if such Lender is an Assignee, in the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Administrative Agent. Concurrently with each such payment, the Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on the New Term Loans or otherwise. Unless the Administrative Agent receives notice from Borrower prior to the date on which any payment is due to the applicable Lenders from Borrower that Borrower will not make such payment in full as and when required, the Administrative Agent may assume that Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each applicable Lender on such due date an amount equal to the amount then due such Lender from Borrower. If and to the extent Borrower has not made such payment in full to the Administrative Agent, each applicable Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

SECTION 12.15	Settlement.

(a)       Each New Term Lender's funded portion of the New Term Loans is intended by the New Term Lenders to be equal at all times to such New Term Lender's Pro Rata Share of such New Term Loans. Notwithstanding such agreement, the Administrative Agent, the

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Bank and the other New Term Lenders agree (which agreement shall not be for the benefit of or enforceable by the Loan Parties) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to such New Term Loans shall take place on a periodic basis in accordance with the following provisions:

(i)        The Administrative Agent shall request settlement ("Settlement") with the New Term Lenders on at least a weekly basis, or on a more frequent basis at the Administrative Agent's election, with respect to collections received, in each case, by notifying the New Term Lenders of such requested Settlement by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 12:00 noon (New York time) on the date of such requested Settlement (the "Settlement Date"). Settlements may occur during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 8 have then been satisfied. If any such amount is not transferred to the Administrative Agent by any New Term Lender on the Settlement Date applicable thereto, the Administrative Agent shall be entitled to recover such amount on demand from such New Term Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to the New Term Loans.

(b)       Lenders' Failure to Perform. All New Term Loans shall be made by the New Term Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (i) no New Term Lender shall be responsible for any failure by any other Lender to perform its obligation to make New Term Loans hereunder, nor shall any New Term Loan Commitment of any New Term Lender be increased or decreased as a result of any failure by any other New Term Lender to perform its obligation to make any New Term Loan hereunder, (ii) no failure by any New Lender to perform its obligation to make any New Term Loan hereunder shall excuse any other Lender from its obligation to make any New Term Loan Loans hereunder, and (iii) the obligations of each New Term Lender hereunder shall be several, not joint and several.

SECTION 12.16	Letters of Credit; Intra-Lender Issues.

(a)       Notice of Letter of Credit Balance. On each Settlement Date the Administrative Agent shall notify each LC Lender of the issuance of all Letters of Credit since the prior Settlement Date.

(b)	Participations in Letters of Credit.

(i)        Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with Section 1.4(d) (including the Prepetition Letters of Credit rolled into this Agreement in accordance with Section 1.4), each LC Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such LC Lender's Pro Rata Share of the face amount of such Letter of Credit.

(ii)       Sharing of Reimbursement Obligation Payments. Whenever the Administrative Agent receives a payment from Borrower on account of reimbursement

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obligations in respect of a Letter of Credit as to which the Administrative Agent has previously received for the account of the Letter of Credit Issuer thereof payment from a LC Lender, the Administrative Agent shall promptly pay to such LC Lender such LC Lender's Pro Rata Share of such payment from Borrower. Each such payment shall be made by the Administrative Agent on the next Settlement Date.

(iii)      Documentation. Upon the request of any LC Lender, the Administrative Agent shall furnish to such LC Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation as may reasonably be requested by such LC Lender.

(iv)      Obligations Irrevocable. The obligations of each LC Lender to make payments to the Administrative Agent with respect to any Letter of Credit or with respect to their participation therein and the obligations of the Borrower to make payments to the Administrative Agent, for the account of the LC Lenders, shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:

(A)      any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)      the existence of any claim, setoff, defense or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any LC Lender, the Administrative Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other Person and the beneficiary named in any Letter of Credit);

(C)      any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)      the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E)      the occurrence of any Default or Event of Default; or

(F)       the failure of the Borrower to satisfy the applicable conditions precedent set forth in Article 8.

(c)       Recovery or Avoidance of Payments; Refund of Payments In Error. In the event any payment by or on behalf of the Borrower received by the Administrative Agent with respect to any Letter of Credit distributed by the Administrative Agent to the LC Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any receivership, liquidation or bankruptcy proceeding, the LC Lenders shall, upon demand by the Administrative Agent, pay to the

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Administrative Agent their respective Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Administrative Agent upon the amount required to be repaid by it. Unless the Administrative Agent receives notice from Borrower prior to the date on which any payment is due to the LC Lenders from Borrower that Borrower will not make such payment in full as and when required, the Administrative Agent may assume that Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each LC Lender on such due date an amount equal to the amount then due such LC Lender from Borrower. If and to the extent Borrower has not made such payment in full to the Administrative Agent, each LC Lender shall repay to the Administrative Agent on demand such amount distributed to such LC Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such LC Lender until the date repaid.

(d)       Indemnification by LC Lenders. To the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder, the LC Lenders agree to indemnify the Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Letter of Credit Issuer in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by the Letter of Credit Issuer under any Letter of Credit or any Loan Document in connection therewith; provided that no LC Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each LC Lender agrees to reimburse the Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by any of the Borrower to the Letter of Credit Issuer, to the extent that the Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by Borrower. The agreement contained in this Section shall survive payment in full of all other Obligations.

SECTION 12.17	Concerning the Collateral and the Related Loan Documents.

(a)       Each Lender authorizes and directs the Administrative Agent to enter into the other Loan Documents, for the ratable benefit and obligation of the Administrative Agent and the Lenders. Each Lender agrees that any action taken by the Administrative Agent, the Majority Lenders or the Administrative Agent at the direction of the Majority Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent, the Majority Lenders or the Administrative Agent at the direction of the Majority Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that the New Term Loans, the Secured Swap Obligations, the LC Obligations and all interest, fees and expenses hereunder constitute one Debt, secured pari passu by all of the Collateral.

(b)       The parties further agree and acknowledge that the Administrative Agent's Liens on the Collateral shall be granted to the Administrative Agent, for its own benefit and for the benefit of the Secured Parties.

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SECTION 12.18        Field Audit and Examination Reports; Disclaimer by Lenders. The Administrative Agent agrees that it shall conduct one field audit or examinations with respect to the Accounts of Borrower and Foamex Canada during each of (i) the period commencing on the Closing Date and ending 90 days after the Closing Date and (ii) each 90-day period thereafter through the Termination Date. By signing this Agreement, each Lender:

(a)       is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each, a "Report" and collectively, "Reports") prepared by or on behalf of the Administrative Agent;

(b)       expressly agrees and acknowledges that neither the Bank nor the Administrative Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

(c)       expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or the Bank or other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon each Loan Party's books and records, as well as on representations of each Loan Party's personnel;

(d)       agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants subject to the confidentiality provisions set forth in Section 14.17, or use any Report in any other manner; and

(e)       without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrower; and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including Attorney Costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 12.19        Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

ARTICLE XIII

GUARANTEES

Each Guarantor party hereto unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally (solidarily) with each other Guarantor party hereto, the

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due and punctual payment of the principal of and interest on the New Term Loans and of all other Obligations, when and as due, whether at maturity, by acceleration, by notice or prepayment or otherwise. Each Guarantor party hereto further agrees that the Obligations may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligations.

To the fullest extent permitted by law, each Guarantor party hereto waives presentment to, demand of payment from and protest to Borrower or any other Person of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by law, the obligations of a Guarantor party hereto hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against Borrower or any other Guarantor under the provisions of this Agreement or any of the other Loan Documents or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents, any guarantee or any other agreement; (c) the release of any security held by the Administrative Agent or any Lender for any of the Obligations; or (d) the failure of the Administrative Agent or any Lender to exercise any right or remedy against any other Guarantor of the Obligations.

Each Guarantor party hereto further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any security (if any) held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of Borrower or any other Person, each Guarantor hereby waiving the benefits of division and discussion.

To the fullest extent permitted by law, the obligations of each Guarantor party hereto hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, compensation, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by law, the obligations of each Guarantor party hereto hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document, any guarantee or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor party hereto further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal or of interest on any Obligation or any other Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the bankruptcy or reorganization of Borrower or otherwise.

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Each Guarantor hereby acknowledges that the Obligations include, without limitation, any cost or expense which is of the nature of extra-judicial professional fees payable by the Administrative Agent or any Lender in accordance with any of the Loan Documents for services required by the Administrative Agent or any Lender in order to recover the capital and interest secured by any security interest entered into by any Loan Party or to conserve the property charged thereunder even if such cost or expense cannot be secured by such security interest. Each Guarantor undertakes to indemnify the Administrative Agent and each Lender with respect to all such costs and expenses.

Each Guarantor party hereto hereby subordinates to the Obligations all rights of subrogation against Borrower and its property and all rights of indemnification, contribution and reimbursement from Borrower and its property, in each case in connection with this guarantee and any payments made hereunder, and regardless of whether such rights arise by operation of law, pursuant to contract or otherwise.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor's Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this paragraph shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations (other than Contingent Obligations at Termination) have been paid in full and all New Term Loan Commitments have been terminated, and none of the Guarantors shall exercise any right or remedy under this paragraph against any other Guarantor until the Obligations have been paid in full and all New Term Loan Commitments have been terminated. For purposes of this paragraph, (a) "Excess Payment" shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Obligations; (b) "Pro Rata Share" shall mean, for any Guarantor in respect of any payment of Obligations by such Guarantor, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors; provided, however, that, for purpose of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) "Contribution Share" shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent,

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subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1          No Waivers; Cumulative Remedies. No failure by the Administrative Agent or any Lender to exercise any right, remedy or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among any Loan Party and the Administrative Agent and/or any Lender, or delay by the Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by the Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Administrative Agent or the Lenders on any occasion shall affect or diminish the Administrative Agent's and each Lender's rights thereafter to require strict performance by the Loan Parties of any provision of this Agreement. The Administrative Agent and the Lenders may proceed directly to collect the Obligations when due without any prior recourse to the Collateral. The Administrative Agent's and each Lender's rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Administrative Agent or any Lender may have.

SECTION 14.2          Severability. The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement, any other Loan Document or any instrument or agreement required hereunder.

SECTION 14.3	Governing Law; Choice of Forum; Service of Process.

(a)       THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)       ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE BANKRUPTCY COURT, OR IN THE EVENT THAT THE BANKRUPTCY COURT DOES NOT HAVE OR DOES NOT EXERCISE JURISDICTION, IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS OF THE STATE OR

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OF NEW YORK LOCATED IN NEW YORK COUNTY, BOROUGH OF MANHATTAN. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. NOTWITHSTANDING THE FOREGOING AND EXCEPT FOR MATTERS WITHIN THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT: (1) THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE ADMINISTRATIVE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c)       EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH LOAN PARTY AT ITS ADDRESS SET FORTH IN SECTION 14.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS POSTAGE PREPAID. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

SECTION 14.4          WAIVER OF JURY TRIAL. EACH LOAN PARTY, EACH LENDER AND THE ADMINISTRATIVE AGENT IRREVOCABLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH LOAN PARTY, EACH LENDER AND THE ADMINISTRATIVE AGENT AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR

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ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

SECTION 14.5          Survival of Representations and Warranties. All of each Loan Party's representations and warranties contained in this Agreement shall survive the execution, delivery and acceptance thereof by the parties, notwithstanding any investigation by the Administrative Agent or the Lenders or their respective agents.

SECTION 14.6          Other Security and Guaranties. The Administrative Agent, may, without notice or demand and without affecting the Loan Parties' obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

SECTION 14.7          Fees and Expenses. Borrower agrees to pay to the Administrative Agent, for its benefit, on demand, all reasonable out-of-pocket costs and expenses that the Administrative Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement and termination of this Agreement or any of the other Loan Documents, including: (a) Attorney Costs; (b) reasonable costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect and continue the Administrative Agent's Liens (including costs and expenses paid or incurred by the Administrative Agent in connection with the consummation of this Agreement); (e) sums paid or incurred to pay any amount or take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; (f) costs of environmental audits and appraisals, inspections and verifications of the Collateral, including travel, lodging and meals for inspections of the Collateral and any Loan Party's operations by the Administrative Agent plus the Administrative Agent's then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently $850 per day (or portion thereof) for each Person retained or employed by the Administrative Agent with respect to each field examination or audit); and (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral. In addition, following an Event of Default Borrower agrees to pay costs and expenses incurred by the Administrative Agent (including Attorneys' Costs) to the Administrative Agent, for its benefit, on demand, and to the Lenders for their benefit, on demand, and all reasonable fees, expenses and disbursements incurred by the Lenders for one law firm retained by such Lenders, in each case, paid or incurred to obtain payment of the Obligations, enforce the Administrative Agent's Liens, sell or otherwise realize upon the Collateral and otherwise enforce the provisions of the Loan Documents, or to

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defend any claims made or threatened against the Administrative Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters). Borrower also agrees to pay to MP, for its benefit, on demand, all reasonable out-of-pocket costs and expenses that MP pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement and termination of this Agreement or any of the other Loan Documents, including Attorney Costs. Borrower further agrees to pay to Bank, in its capacity as Swap Provider and Letter of Credit Issuer, for its benefit, all reasonable out-of-pocket expenses that Bank pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement and termination, including Attorney Costs. The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by Borrower.

SECTION 14.8          Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) five (5) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Administrative Agent or to the Bank:

Bank of America, N.A.

335 Madison Avenue

New York, New York 10017

Attention: Business Capital Account Executive

Telecopy No: (212) 503-7350

with copies to:

Bank of America, N.A.

335 Madison Avenue

New York, New York 10017

Attention: Legal Department

Telecopy No: (212) 503-7350

If to Borrower or a Guarantor:

c/o Foamex International Inc.

Rose Tree Corporate Center II

1400 N. Providence Road, Suite 2000

Media, PA, 19063-2076

Attention: Chief Financial Officer

Telecopy No.: (610) 744-2189

with a copy to:

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c/o Foamex International Inc.

Rose Tree Corporate Center II

1400 N. Providence Road, Suite 2000

Media, PA, 19063-2076

Attention: General Counsel

Telecopy No.: (610) 744-2118

If to any New Term Lender that is an Affiliate of MP:

c/o MatlinPatterson Global Advisers LLC

520 Madison Avenue

35th Floor

New York, NY 10022-4213

Attention: Robert Weiss, General Counsel

Telecopy: (212) 651-4012

or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

SECTION 14.9          Waiver of Notices. Unless otherwise expressly provided herein, each Loan Party waives presentment, protest and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate any or all of the Obligations and notice of acceleration of any or all of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on any Loan Party which the Administrative Agent or any Lender may elect to give shall entitle such Loan Party to any or further notice or demand in the same, similar or other circumstances.

SECTION 14.10        Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned by any Loan Party without prior written consent of the Administrative Agent and each Lender. The rights and benefits of the Administrative Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.

SECTION 14.11        Indemnity of the Administrative Agent and the Lenders by the Loan Parties.

(a)       Each Loan Party agrees, jointly and severally, to defend, indemnify and hold the Agent-Related Persons, MP and each Lender and each of its respective officers, directors, employees, counsel, representatives, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs, but for matters governed by Section 4.1 excluding, in each case,

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Taxes, which shall be governed by such Section 4.1) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement, any other Loan Document or any document contemplated by or referred to herein or therein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Loan Parties shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

(b)       Each Loan Party agrees, jointly and severally, to indemnify, defend and hold harmless the Administrative Agent and the Lenders from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance relating to any Loan Party's operations, business or property (all of the foregoing, collectively, the "Environmental Liabilities"); provided, that the Loan Parties shall have no obligation hereunder to the Administrative Agent or any Lender with respect to Environmental Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Administrative Agent or such Lender, as the case may be. This indemnity will apply whether the hazardous substance is on, under or about any Loan Party's property or operations or property leased to any Loan Party. The indemnity includes but is not limited to Attorneys Costs. The indemnity extends to the Administrative Agent and the Lenders, their parents, affiliates, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including petroleum or natural gas. This indemnity will survive repayment of all other Obligations.

SECTION 14.12        Limitation of Liability. NO CLAIM MAY BE MADE BY ANY LOAN PARTY, ANY LENDER OR OTHER PERSON AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY AND EACH LENDER HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT

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ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

SECTION 14.13        Final Agreement. This Agreement and the other Loan Documents are intended by each Loan Party, the Administrative Agent and the Lenders to be the final, complete and exclusive expression of the agreement among them. This Agreement and the other Loan Documents supersede any and all prior oral or written agreements relating to the subject matter hereof.

SECTION 14.14        Counterparts. This Agreement may be executed in any number of counterparts, and by the Administrative Agent, each Lender and each Loan Party in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

SECTION 14.15        Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

SECTION 14.16        Right of Setoff. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by each of the Loan Parties to the fullest extent permitted by law, to set off, compensate and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any Affiliate of such Lender to or for the credit or the account of any Loan Party against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify Borrower and the Administrative Agent after any such set-off, compensation and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SET-OFF, COMPENSATION, BANKER'S LIEN OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY LOAN PARTY HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE MAJORITY LENDERS.

SECTION 14.17	Confidentiality.

(a)       Each Loan Party hereby consents that the Administrative Agent and each Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of each Loan Party and a general description of each Loan Party's business and may use any Loan Party's name in advertising and other promotional material. The Administrative Agent or the applicable Lender, as the case may be, agrees to use reasonable efforts to notify Borrower before it uses any Loan Party's name in advertising or other promotional material; provided, however, that the

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failure to give notice shall not create any liability against the Administrative Agent or any Lender or affect the right of the Administrative Agent or any Lender to so use any Loan Party's name.

(b)       Each Lender severally agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to the Administrative Agent or such Lender by or on behalf of the Loan Parties under this Agreement or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Administrative Agent or such Lender or (ii) was or becomes available on a nonconfidential basis from a source other than a Loan Party, provided that such source is not bound by a confidentiality agreement with such Loan Party known to the Administrative Agent or such Lender; provided, however, that the Administrative Agent and any Lender may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Administrative Agent or such Lender is subject or in connection with an examination of the Administrative Agent or such Lender by any such Governmental Authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable Requirement of Law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Administrative Agent, any Lender or any of their respective Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to the Administrative Agent's or such Lender's independent auditors, accountants, attorneys and other professional advisors; (7) to any prospective Participant or Assignee under any Assignment and Acceptance, actual or potential, provided that such prospective Participant or Assignee agrees to keep such information confidential to the same extent required of the Administrative Agent and the Lenders hereunder; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which a Loan Party is party or is deemed party with the Administrative Agent or such Lender, and (9) to its Affiliates, provided that such Affiliates agree to keep such information confidential to the same extent required of the Administrative Agent and the Lenders hereunder.

(c)       Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, each of the parties, its subsidiaries and their respective representatives, affiliates, employees, officers, directors or other agents are permitted to disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the credit facility provided hereunder and all materials of any kind (including tax opinions or other tax analyses) that are or have been provided to any of the Loan Parties, the Lenders or the Administrative Agent related to such tax treatment and tax structure.

SECTION 14.18        Conflicts with Other Loan Documents. Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.

SECTION 14.19	Intentionally Omitted.

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SECTION 14.20	Intentionally Omitted.

SECTION 14.21        Press Releases and Related Matters. Except with respect to filings made with the Bankruptcy Court in connection with the Chapter 11 Cases, each Loan Party agrees that neither it nor any of its Affiliates will issue any press releases or other public disclosure relating to any Loan Document or any financing thereunder using the name of any Lender or any of its affiliates without at least 2 Business Days' prior written notice to such Lender and without the prior written consent of such Lender unless (and only to the extent that) such Loan Party or Affiliate is required to do so under law and then, in any event, such Loan Party or Affiliate will consult with such Lender before issuing such press release or other public disclosure.

SECTION 14.22        USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each of Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

Signature pages follow.

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IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

"BORROWER" FOAMEX L.P.
By:	FMXI, LLC, its Managing General Partner

By:	/s/ Harold J. Earley
Name:	Harold J. Earley
Title:	Executive Vice President and Chief Financial Officer

"GUARANTORS" FOAMEX L.P.
By:	FMXI, LLC, its Managing General Partner

By:	/s/ Harold J. Earley
Name:	Harold J. Earley
Title:	Executive Vice President and Chief Financial Officer

FMXI, LLC

By:	/s/ Harold J. Earley
Name:	Harold J. Earley
Title:	Executive Vice President and Chief Financial Officer

FOAMEX INTERNATIONAL INC.

By:	/s/ Harold J. Earley
Name:	Harold J. Earley
Title:	Executive Vice President and Chief Financial Officer

FOAMEX LATIN AMERICA, INC.

By:	/s/ Harold J. Earley
Name:	Harold J. Earley
Title:	Executive Vice President and Chief Financial Officer

FOAMEX MEXICO, INC.

By:	/s/ Harold J. Earley
Name:	Harold J. Earley
Title:	Executive Vice President and Chief Financial Officer

FOAMEX ASIA, INC.

By:	/s/ Harold J. Earley
Name:	Harold J. Earley
Title:	Executive Vice President and Chief Financial Officer

FOAMEX CARPET CUSHION LLC

By:	/s/ Harold J. Earley
Name:	Harold J. Earley
Title:	Executive Vice President and Chief Financial Officer

FOAMEX CANADA INC.

By:	/s/ Harold J. Earley
Name:	Harold J. Earley
Title:	Executive Vice President and Chief Financial Officer

"ADMINISTRATIVE AGENT" BANK OF AMERICA, N.A., as the Administrative Agent
By:	/s/ William J. Wilson
Name:	William J. Wilson
Title:	Sr. Vice President

"LENDERS" MP FOAM DIP LLC, as New Term Lender

By:	/s/ Lawrence M. Teitelbaum
Name:	Lawrence M. Teitelbaum
Title:

BANK OF AMERICA, N.A., as Letter of Credit Issuer, Swap Provider and LC Lender

By:	/s/ William J. Wilson
Name:	William J. Wilson
Title:	Sr. Vice President

[NAME OF LENDER], as LC Lender

By:
Name:
Title:

Signature Page – DIP Credit Agreement (Foamex)

ANNEX A

to

Debtor-In-Possession Agreement

Definitions

Capitalized terms used in the Loan Documents shall have the following respective meanings (unless otherwise defined therein), and all section references in the following definitions shall refer to sections of the Agreement:

"363 Sale" means a sale of all or substantially all of the assets of the Debtors to a successful bidder pursuant to Section 363 of the Bankruptcy Code.

"ABL Collateral" has the meaning specified in the Security Agreement.

"Accounts" means, with respect to a Loan Party, all of such Loan Party's now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition or services, whether or not they have been earned by performance.

"Account Debtor" means each Person obligated in any way on or in connection with an Account, Chattel Paper or General Intangible (including a payment intangible).

"Adjusted Borrowing Base" means (a) the Base Borrowing Base less (b) the Prepetition Swap and LC Obligations plus (c) any adjustments made by the Majority Lenders in their sole discretion.

"Administrative Agent" means the Bank, solely in its capacity as administrative agent for the Lenders, and any successor administrative agent.

"Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person or which owns, directly or indirectly, ten percent (10%) or more of the outstanding equity interest of such Person and shall additionally include, in the case of any Loan Party, any general or limited partner of such Person.

"Agent-Related Persons" means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, counsel, representatives, agents and attorneys-in-fact of the Administrative Agent and such Affiliates.

"Aggregate Outstandings" means, at any date of determination and without duplication, the sum of (a) the aggregate unpaid principal balance of all New Term Loans (excluding Facility Fees that are deemed to be New Term Loans pursuant to Section 2.4 and paid-in-kind interest added to the principal balance of any New Term Loan pursuant to Section 2.1) , (b) the aggregate amount of Secured Swap Obligations on such date after giving effect to any changes in the amount thereof on such date plus Rolled Revolving Loans, and (c) the aggregate amount of all

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outstanding LC Obligations on such date after giving effect to any changes in the aggregate amount of the LC Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

"Agreement" means the Debtor-In-Possession Credit Agreement to which this Annex A is attached.

"Anti-Terrorism Laws" has the meaning specified in Section 6.22.

"APA" means a good faith definitive asset purchase agreement to purchase all or substantially all of the assets of the Debtors pursuant to Section 363 of the Bankruptcy Code.

"Assignee" has the meaning specified in Section 11.2(a).

"Assignment and Acceptance" has the meaning specified in Section 11.2(a).

"Attorney Costs" means, with respect to any Person, all reasonable fees, expenses and disbursements of any law firm or other counsel engaged by such Person (limited, in the case of local counsel, to one local counsel per jurisdiction).

"Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

"Available Cash Surplus" means, as of any date of determination, an amount equal to the Total Cash minus Restricted Cash at such time.

"Bank" means Bank of America, N.A, or any successor entity thereto.

"Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

"Bankruptcy Court" has the meaning specified in the recitals hereto.

"Base Borrowing Base" means, at any time, an amount equaling (a) up to eighty-five (85%) of the Net Amount of Eligible Accounts of Borrower and, upon the Administrative Agent's obtaining a valid and perfected Lien on the Accounts of Foamex Canada, Foamex Canada less (b) Reserves established from time to time by the Administrative Agent in its reasonable credit judgment (including a Reserve in an amount equal to the Carve Out) plus (c) cash of Borrower posted or otherwise used to support or collateralize, in each case, in a manner satisfactory to the Administrative Agent, the repayment of (i) up to 100% of the Secured Swap Obligations outstanding as of such date and (ii) up to 105% of the LC Obligations outstanding as of such date plus (c) the undrawn amounts of any standby letters of credit issued to support in a manner satisfactory to the Administrative Agent the repayment of (i) up to 100% of the Secured

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Swap Obligations outstanding as of such date and (ii) up to 105% of the LC Obligations outstanding as of such date.

"Blocked Account Agreement" means an agreement among a Loan Party, the Administrative Agent and a Clearing Bank, in form and substance reasonably satisfactory to the Administrative Agent, concerning the collection of payments which represent the proceeds of Accounts or of certain other Collateral, including, inter alia, a collection account agreement or a springing blocked account agreement.

"Borrower" has the meaning specified in the introductory paragraph hereof.

"Borrowing" means a borrowing hereunder consisting of a New Term Loans made by a New Term Lender to Borrower on a Funding Date or the issuance of a Letter of Credit hereunder.

"Borrowing Base Certificate" means a certificate by a Responsible Officer of Borrower, substantially in the form of Exhibit A (or another form acceptable to the Administrative Agent) setting forth the calculation of the Base Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Administrative Agent, as such certificate may be updated in accordance with Section 5.2(j). All calculations of the Base Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrower, and certified to the Administrative Agent; provided, that the Administrative Agent shall have the right to review and adjust, in the exercise of their reasonable credit judgment, any such calculation (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein and (2) to the extent that such calculation is not in accordance with this Agreement.

"Budgeted Net Availability" means "Net Availability" as set forth in the Cash Budget.

"Business Day" means any day that is not a Saturday, Sunday, or a day on which banks in New York, New York or Charlotte, North Carolina are required or permitted to be closed.

"Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

"Capital Expenditures" means, for any Person for any period, the sum of all expenditures made by such Person or any of its consolidated Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that should be, in accordance with GAAP, reflected as additions to the gross property, plant or equipment accounts on a consolidated balance sheet of such Person, whether such addition is due to purchase of properties for cash or financed by the incurrence of Indebtedness provided that an amount equal to the sum of the purchase price of equipment the consideration for which is either or a combination of (x) used or surplus equipment traded in at the time of such purchase or (y) the proceeds of a concurrent sale of used or surplus equipment for such period may be excluded therefrom.

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"Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Carve Out" means the "Carve Out Expenses" as defined in the Financing Orders.

"Cash Budget" shall mean on the date of determination, the thirteen (13) week cash flow forecast, in form and substance satisfactory to the Administrative Agent and the Majority Lenders in their sole discretion, as such forecast may be amended from time to time pursuant to updates from Borrower acceptable to the Administrative Agent and the Majority Lenders in their sole discretion.

"Cash Equivalents" means, as to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of "A" (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's and in each case maturing not more than one year after the date of acquisition by such Person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a)-(e) of this definition; and (g) demand deposit accounts maintained in the ordinary course of business.

"CCAA" means the Companies' Creditors Arrangement Act (Canada).

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

"Change of Control" means an event or series of events by which:

(a)       (i) Holdings at any time ceases to, directly or indirectly through one or more Parent Companies, own 100% of the Equity Interests of Borrower or (ii) Holdings at any

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time ceases to directly or indirectly own 100% of the Equity Interests of FMXI and each other Parent Company;

(b)       any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Equity Investors, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock of Holdings representing 50% or more of the total voting power represented by the Voting Stock of Holdings; or

(c)       during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election to such board of directors or whose nomination for election was approved by a vote of a majority of the members of the board of directors of Holdings, which members comprising such majority were either directors at the beginning of such period or whose election or nomination for election was so approved and any new directors who receive the vote of the Equity Investors in their election by the shareholders of Holdings) cease for any reason to constitute a majority of the board of directors of Holdings.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

"Chapter 11 Case" and the "Chapter 11 Cases" have the respective meaning specified in the recitals hereto.

"Chattel Paper" means, with respect to a Loan Party, all of such Loan Party's now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper.

"Clearing Bank" means the Bank or any other U.S. banking institution with whom a Payment Account has been established that is subject to a Blocked Account Agreement.

"Closing Date" means the date of this Agreement.

"Closing Date Projections" means the Projections delivered to the Administrative Agent and the Lenders prior to the Closing Date for the period beginning on the Closing Date and ending on December 31, 2009 and otherwise in form and substance satisfactory to the Administrative Agent and the Majority Lenders in their sole discretion.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" means (a) all ABL Collateral of the Loan Parties and all products and proceeds thereof and (b) upon the Administrative Agent's obtaining a valid and perfected Lien on the Accounts of Foamex Canada, the Accounts of Foamex Canada and all products and proceeds thereof.

"Compliance Certificate" means a certificate in form and substance satisfactory to the Administrative Agent and the Majority Lenders.

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"Consolidated EBITDA" means, for any period, Consolidated Net Income after provision for income taxes for such period, as determined in accordance with GAAP on a consolidated basis and reported on the financial statements for such period, plus, to the extent deducted in the determination of Consolidated Net Income for such period, interest expense, federal, state, local and foreign income taxes, depreciation and amortization expense and professional and advisory fees relating to the Chapter 11 Cases and excluding any and all of the following included in such Consolidated Net Income: (a) unusual and non-recurring restructuring charges (or credits); (b) discontinued operations charges or credits (with respect to discontinued operations which have ceased doing business); (c) unusual and non-recurring reorganization and bankruptcy charges (or credits); (d) gain or loss arising from the sale of any capital assets; (e) gain (or loss) arising from any write-up (or write-down) in the book value of any asset; (f) the effect of a change in accounting principle or other pronouncement; (g) stock option expenses (or credits); and (h) gain or loss arising from extraordinary items, as determined in accordance with GAAP.

"Consolidated Net Income" means, for any period, the consolidated net income (or loss) of Borrower and its Subsidiary Guarantors determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such consolidated net income (to the extent otherwise included therein): the income (or loss) of any Person (other than a Subsidiary of Borrower over which Borrower exercises Control) in which any Person other than Borrower and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or any of its Subsidiary Guarantors during such period.

"Contingent Obligations at Termination" means, at the time of the termination of this Agreement, Obligations constituting contingent indemnification obligations with respect to events, acts or conditions that (x) occur after (and do not exist at the time of such termination) or (y) as to which none of the Loan Parties, the Administrative Agent nor any of the Lenders have knowledge at the time of such termination.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, contract, indenture, mortgage, deed of trust or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Controlled Accounts" means the Deposit Accounts (excluding payroll accounts but including ABL Collateral Accounts) and securities accounts of Borrower and certain of its Subsidiaries subject to a Lien in favor of the Administrative Agent pursuant to the Financing Orders or a control agreement in form and substance reasonably satisfactory to the Administrative Agent.

"Controlled Investment Affiliate" means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such

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Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in Holdings or other portfolio companies.

"Debtor Relief Laws" means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Debtors" has the meaning specified in the recitals hereto.

"Default" means any event, condition or circumstance which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or both, would (if not cured, waived or otherwise remedied during such time) constitute an Event of Default.

"Default Rate" means, (i) with respect to the New Term Loans, a per annum interest rate at all times equal to 16%, (ii) with respect to the Letter of Credit Fee, a per annum interest rate equal to 6%, and (iii) with respect to Obligations other than New Term Loans and Letter of Credit Fees, a per annum rate equal to 2% plus the interest rate then in effect.

"Deposit Accounts" means all deposit accounts as such term is defined in the UCC, now or hereafter held in the name of a Loan Party.

"Designated Account" has the meaning specified in Section 1.2(c).

"Disqualified Capital Stock" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months following the Stated Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is six months following the Stated Termination Date, or (c) contains any mandatory repurchase obligation which may come into effect prior to payment in full of all Obligations (other than Contingent Obligations at Termination), termination of all New Term Loan Commitments and cancellation and return of all Letters of Credit (other than those Letters of Credit for which Supporting Letters of Credit have been deposited with the Administrative Agent in accordance with and as required by Section 1.4(g)); provided that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is six months following the Stated Termination Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations, the termination of all New Term Loan Commitments and the cancellation and return of all Letters of Credit (other

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than those Letters of Credit for which Supporting Letters of Credit have been deposited with the Administrative Agent in accordance with and as required by Section 1.4(g)).

"Documents" means, with respect to a Loan Party, all documents as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by such Loan Party.

"Dollar" and "$" mean dollars in the lawful currency of the United States. Unless otherwise specified, all payments under this Agreement shall be made in Dollars.

"Domestic Subsidiary" means any direct or indirect Subsidiary of Borrower or a Parent Company which is incorporated or organized under the laws of any state of the United States of America or the District of Columbia.

"Eligible Accounts" means, with respect to Borrower and, upon the Administrative Agent's obtaining a valid and perfected Lien on the Accounts of Foamex Canada in a manner satisfactory to the Administrative Agent, Foamex Canada, the Accounts of Borrower and, upon the Administrative Agent's obtaining a valid and perfected Lien on the Accounts of Foamex Canada, Foamex Canada which the Administrative Agent in the exercise of its reasonable commercial discretion determines to be Eligible Accounts. Without limiting the discretion of the Administrative Agent to establish other criteria of ineligibility, Eligible Accounts of Borrower or Foamex Canada shall not, unless the Administrative Agent in its sole discretion elects, include any Account of Borrower or Foamex Canada:

(a)       with respect to which more than 120 days have elapsed since the date of the original invoice therefor or which is more than 60 days past due from the original invoice due date;

(b)       with respect to which any of the representations, warranties, covenants or agreements contained in this Agreement or the Security Agreement, are incorrect or have been breached;

(c)       with respect to which Account (or any other Account due from such Account Debtor, owing to Borrower or Foamex Canada), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received and either (i) presented for payment and returned uncollected because of closure of the account on which the item was drawn or (ii) twice presented for payment and returned uncollected for insufficient funds or (iii) after first being presented for payment and returned uncollected for insufficient funds, Borrower or Foamex Canada failed to promptly present for a second time such check, promissory note, draft, trade acceptance or other instrument for payment;

(d)       which represents a progress billing (as hereinafter defined); for the purposes hereof, "progress billing" means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor's obligation to pay such invoice is conditioned upon Borrower's completion of any further performance under the contract or agreement;

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(e)       with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, consolidation, adjustment of debts, adjudication as a bankrupt, winding-up or other relief under the bankruptcy, insolvency, winding-up, liquidation or similar laws of the United States or any state or territory thereof, of Canada or any province thereof, or of any other foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the Bankruptcy Code or "trustee" under the Bankruptcy and Insolvency Act of Canada; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States, Canada or otherwise, including applicable corporate statutes, the Bankruptcy and Insolvency Act of Canada and the CCAA) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

(f)        if fifty percent (50%) or more of the aggregate Dollar amount (with any Account payable in Canadian dollars being converted to Dollars for this purpose) of outstanding Accounts owed at such time to Borrower and Foamex Canada by the Account Debtor thereon is classified as ineligible under one or more of the other criteria set forth in the definition of "Eligible Accounts" (other than clause (j) thereof);

(g)       owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States of America or Canada; or (ii) is not organized under the laws of the United States of America or Canada or any state or province thereof, as the case may be; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other political subdivision thereof, or of any department, agency, public corporation or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit reasonably satisfactory to the Administrative Agent;

(h)       owed by an Account Debtor which is an Affiliate or employee of Borrower or Foamex Canada;

(i)        except as provided in clause (k) below, with respect to which either the perfection, enforceability or validity of the Administrative Agent's Liens in such Account, or the Administrative Agent's right or ability to obtain direct payment to the Administrative Agent of the proceeds of such Account, is governed by any federal, provincial, state or local statutory requirements other than those of the UCC or the PPSA or Civil Code of Quebec (in the case of Foamex Canada);

(j)        owed by an Account Debtor to which Borrower or any of its Subsidiaries is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the

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Administrative Agent to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor (whether such Account is owing to Borrower or Foamex Canada, as the case may be); but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

(k)       owed by the government of the United States of America or Canada, or any department, agency, public corporation or other instrumentality thereof, except if such Account is owed to Borrower by the government of the United States or any department, agency, public corporation or other instrumentality thereof to the extent the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any other steps necessary to perfect the Agent's Liens therein, have been complied with to the Administrative Agent's satisfaction with respect to such Account;

(l)        owed by any state, province, municipality or other political subdivision of the United States of America or Canada, or any department, agency, public corporation or other instrumentality thereof, in each case, as to which the Administrative Agent determines that its Lien therein is not or cannot be perfected;

(m)      which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(n)       which Account (or any other Account due from such Account Debtor, whether owing to Borrower or Foamex Canada) is evidenced by a promissory note or other instrument or by chattel paper;

(o)       if the Administrative Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is materially impaired or that the Account may not be paid by reason of the Account Debtor's financial inability to pay;

(p)       with respect to which the Account Debtor is located in any state or province requiring the filing of a Notice of Business Activities Report or similar report in order to permit Borrower or Foamex Canada, as the case may be, to seek judicial enforcement in such state or province of payment of such Account, unless Borrower or Foamex Canada, as the case may be, (i) has qualified to do business in such state or province or has filed a Notice of Business Activities Report or equivalent report for the then current year or (ii) the failure to have done so may be cured (both prospectively with respect to after arising Accounts and retroactively with respect to existing Accounts) by payment of a nominal amount and/or the filing of the requisite applications and reports;

(q)       which arises out of a sale not made in the ordinary course of Borrower's business or Foamex Canada's business;

(r)        with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower or Foamex Canada, as the case may be, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

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(s)       owed by an Account Debtor which, together with any Affiliates of such Account Debtor, is obligated to Borrower and Foamex Canada respecting Accounts the aggregate unpaid balance of which exceeds (i) in the case of any Account Debtor other than Johnson Controls, Inc., twenty percent (20%) of the aggregate unpaid balance of all Eligible Accounts owed to Borrower and Foamex Canada at such time by Borrower's and Foamex Canada's Account Debtors, or (ii) in the case of Johnson Controls, Inc., thirty percent (30%) of the aggregate unpaid balance of all Eligible Accounts owed to Borrower and Foamex Canada at such time by Borrower's and Foamex Canada's Account Debtors, but in each case only to the extent of such excess;

(t)        which is not subject to a First Priority (subject to the Carve Out and Other Prepetition Liens) and perfected security interest in favor of the Administrative Agent for the benefit of the Lenders;

(u)       with respect to which an invoice has not been mailed or otherwise transmitted to the applicable Account Debtor; or

(v)       which is not payable in Dollars or Canadian dollars.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.

"Eligible Assignee" means (a) a commercial bank, commercial finance company or other asset based lender, having total assets in excess of $1,000,000,000; (b) any Lender; (c) any Affiliate of any Lender and (d) if an Event of Default has occurred and is continuing, any Person reasonably acceptable to the Administrative Agent and the Majority Lenders.

"Embargoed Person" has the meaning specified in Section 7.30.

"Employee Benefit Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any Loan Party and/or one or more of its Subsidiaries or with respect to which any Loan Party and/or one or more of its Subsidiaries could incur liability.

"Environment" means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

"Environmental Claim" means any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

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"Environmental Compliance Reserve" means any reserve which the Administrative Agent establishes in its reasonable discretion after prior written notice to Borrower from time to time for amounts that are reasonably likely to be expended by Borrower or Foamex Canada in order for Borrower or Foamex Canada, as the case may be, and its operations and property (a) to comply with any notice from a Governmental Authority asserting material non-compliance with Environmental Laws, or (b) to correct any such material non-compliance identified in a report delivered to the Administrative Agent and the Lenders pursuant to Section 7.9(b).

"Environmental Law" means any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to pollution or protection of the Environment or to protection of public health as it relates to Releases of or exposure to Hazardous Materials, or to the Release or threatened Release of Hazardous Materials, or natural resource damages and any and all Environmental Permits.

"Environmental Permit" means any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

"Equity Interest" means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

"Equity Investors" means D. E. Shaw Laminar Portfolios, L.L.C., Goldman, Sachs & Co., Sigma Capital Associates, LLC, Par IV Master Fund, Ltd., and Sunrise Partners Limited Partnership, or their respective Controlled Investment Affiliates.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA Event" means (a) a Reportable Event or Termination Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or an employer under the Law or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or other Law; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or plan regulated or governed by applicable legislation or notification that a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA or other Law, or the commencement of proceedings by the

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PBGC or other applicable Governmental Authority to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA or other Law for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, the applicable legislation of any jurisdiction, upon any Loan Party or any ERISA Affiliate; (g) the existence with respect to any Pension Plan of an "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived (or for years for which funding requirements are governed by the Pension Protection Act of 2006 (the "PPA"), any failure to satisfy the applicable minimum funding standard under Section 412(a)(2) of the Code, whether or not waived), the failure to make by its due date a required installment under Section 412(m) of the Code (or, for years for which the PPA applies to any Pension Plan, Section 430(j) of the Code) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan or a Foreign Plan; (h) the making of any amendment to any Pension Plan which could result in the imposition of a Lien or the posting of a bond or other security; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party or (j) with respect to any Pension Plan of Foamex Canada, any failure to make a mandatory contribution in respect of such Pension Plan.

"Event of Default" has the meaning specified in Section 9.1.

"Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

"Excluded Taxes" means, in the case of the Lender and the Administrative Agent, Taxes imposed on, or measured by, the recipient's net income and franchise tax imposed by a Governmental Authority under which the recipient is incorporated or organized or the jurisdiction in which the recipient's principal executive office or primary lending office is located.

"Executive Order" has the meaning specified in Section 6.22.

"Extraordinary Receipts" means any insurance proceeds or condemnation awards received by any Loan Party in respect of any inventory, equipment, fixed assets or real property (including any improvements thereon) to replace or repair such inventory, equipment, fixed assets or real property or reimburse such Loan Party for amounts previously expended for such replacement or repair.

"Facility Fees" has the meaning set forth in Section 2.4.

"Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding

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Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Administrative Agent.

"Federal Reserve Board" or "FRB" means the Board of Governors of the Federal Reserve System or any successor thereto.

"Filing Date" has the meaning specified in the recitals.

"Final Order" shall mean an order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) substantially in the form of the Interim Order with such changes thereto that are satisfactory to the Administrative Agent and the Majority Lenders, as the same may be amended, supplemented or otherwise modified from time to time with the express written consent or joinder of the Administrative Agent and the Majority Lenders (which consent shall not be unreasonably withheld) and approved by the Bankruptcy Court.

"Financial Statements" means, according to the context in which it is used, the financial statements referred to in Sections 5.1 and 6.5 or any other financial statements required to be given to the Administrative Agent or the Lenders pursuant to this Agreement.

"Financial Statements Date" has the meaning specified in Section 6.12(a).

"Financing Orders" means the Interim Order and the Final Order.

"First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Loan Document, that such Lien is the most senior Lien to which such Collateral is subject.

"Fiscal Year" means Borrower's fiscal year for financial accounting purposes. The current Fiscal Year of Borrower will end on December 31, 2009.

"Foamex Canada" means Foamex Canada Inc., a Canadian corporation.

"Foreign Plan" means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by Holdings or any of its Subsidiaries with respect to employees employed outside the United States.

"Foreign Subsidiary" means any direct or indirect Subsidiary of Borrower which is not incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

"Funding Date" means the date on which a Borrowing occurs.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting

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Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

"General Intangibles" means, with respect to a Loan Party, all of such Loan Party's now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of such Loan Party of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Intellectual Property, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to such Loan Party in connection with the termination of any Pension Plan or other employee benefit plan or any rights thereto and any other amounts payable to such Loan Party from any Pension Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which such Loan Party is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to such Loan Party.

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

"Governmental Real Property Disclosure Requirements" means any applicable law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

"Guarantor" means the Parent Guarantors and each of the present and future Domestic Subsidiaries of Borrower and such other Subsidiaries determined by the Majority Lenders in their reasonable discretion.

"Hazardous Materials" means the following: hazardous substances; hazardous wastes; polychlorinated biphenyls ("PCBs") or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials,

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compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

"Holdings" has the meaning specified in the introductory paragraph hereof.

"Improvements" means, with respect to any Real Property, all on-site improvements to the Property, together with all fixtures, tenant improvements, and appurtenances now or later to be located on the Real Property and/or in such improvements.

"Indebtedness" means, as to any Person at a particular time, the following (without duplication):

(a)       all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)       all direct or contingent obligations of such Person arising under or with respect to letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

(c)       net obligations of such Person under any Swap Contract;

(d)       all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course and any earn-out obligation until such earn-out obligation is recorded as a liability on the balance sheet of such Person in accordance with GAAP);

(e)       indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that the amount of such Indebtedness shall not exceed the value of the property subject to such Lien if such Person has not assumed or become liable for the payment of such indebtedness;

(f)        Capital Lease Obligations and Synthetic Lease Obligations;

(g)       all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person (except any obligation to purchase, redeem, retire or otherwise acquire for value any Equity Interests in Holdings from present or former officers, directors or employees of Holdings, Borrower or any Subsidiary upon the death, disability, retirement or termination of employment or service of such officer, director or employee, or otherwise under any stock option or employee stock ownership plan approved by the board of directors of Holdings), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)        Attributable Indebtedness of such Person; and

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(i)        all guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

"Indemnified Liabilities" has the meaning specified in Section 14.11.

"Indemnified Person" has the meaning specified in Section 14.11.

"Indemnified Taxes" means all Taxes other than Excluded Taxes.

"Ineligible Relief" means any amount determined by the Majority Lenders in their sole discretion.

"Instruments" means, with respect to a Loan Party, all instruments as such term is defined in the UCC, now owned or hereafter acquired by such Loan Party.

"Insurance Policies" means the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 7.4 and all renewals and extensions thereof.

"Insurance Requirements" means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

"Intellectual Property" has the meaning specified in Section 6.18.

"Interest Rate" means each or any of the interest rates, including the Default Rate, set forth in Section 2.1.

"Interim Order" shall mean an order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing substantially in the form of Exhibit D hereto (with such changes as are acceptable to the Administrative Agent and the Majority Lenders and Borrower), as the same may be amended, supplemented or otherwise modified from time to time with the express written consent or joinder of the Administrative Agent and the Majority Lenders in their reasonable discretion and approved by the Bankruptcy Court.

"Inventory" means, with respect to a Loan Party or any Subsidiary, all of such Loan Party's or such Subsidiary's now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or

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consumed in such Loan Party's or such Subsidiary's, as the case may be, business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them.

"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person in any other Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of obligations of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value thereof, but net of cash repayments and sale proceeds in the case of Investments in the form of Indebtedness and cash equity returns received as a distribution or dividend or by redemption or sale.

"Investment Property" means, with respect to a Loan Party, all of such Loan Party's right title and interest in and to any and all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

"IRS" means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

"Landlord Access Agreement" means a Landlord Access Agreement, substantially in a form and substance as may reasonably be acceptable to the Majority Lenders.

"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

"LC Lenders" means the Bank and each of the other financial institutions listed on the signature pages hereof as an "LC Lender", together with their respective successors and assigns..

"LC Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4, For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

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"Leases" means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

"Lender" and "Lenders" have the meanings specified in the introductory paragraph hereof and shall include the New Term Lenders, the Swap Provider and the LC Lenders.

"Letter of Credit" means any commercial or standby letter of credit issued by the Letter of Credit Issuer under this Agreement.

"Letter of Credit Availability" means, as of the date of any proposed issuance of a Letter of Credit, an amount equal the Base Borrowing Base less the Secured Swap Obligations outstanding as of such date.

"Letter of Credit Fee" has the meaning specified in Section 2.6.

"Letter of Credit Issuer" means the Bank or any Affiliate of the Bank that issues any Letter of Credit pursuant to this Agreement.

"Lien" means, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, deemed trust, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, servitude, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Loan Documents" means this Agreement, the Security Agreement, the Financing Orders and any other agreements, instruments and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to any of the Obligations, the Collateral, or any other aspect of the transactions contemplated by this Agreement.

"Loan Party" means Borrower, each Parent Guarantor and each other Guarantor.

"Loans" means, collectively, all loans and advances provided for in Article 1.

"Make-Whole Amount" means, with respect to any date of determination, 3% of (i) the greater of (A) $95,000,000 and (B) (1) the Aggregate Outstandings plus (2) Facility Fees that are deemed to be New Term Loans pursuant to Section 2.4 and paid-in-kind interest added to the principal balance of the New Term Loans pursuant to Section 2.1 less (ii) the aggregate amount of the Swap Termination Value of the Secured Swap Contracts as of such date less (iii) the aggregate amount of all LC Obligations as of such date less (iv) the Rolled Revolving Loans. In the event the Loan Parties pay MP a break-up fee as a result of MP not being selected as the winning bidder in connection with the Loan Parties' sale of all or substantially all of their assets,

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any Make-Whole Amount payable to MP in accordance with this Agreement shall be credited against such break-up fee, but not credited against any expense reimbursement payable to MP (or its professionals).

"Majority Lenders" means at any time Lenders holding more than 50% of the sum of (i) the Aggregate Outstandings at such time plus (ii) the unused portion of the New Term Loan Commitments (if any) at such time. For purposes of this definition, "Aggregate Outstandings" shall be deemed to include Facility Fees that are deemed to be New Term Loans pursuant to Section 2.4 and paid-in-kind interest added to the principal balance of the New Term Loans pursuant to Section 2.1.

"Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the business, operations, properties, condition (financial or otherwise) or results of operations of Borrower and its Subsidiaries, taken as a whole (other than the filing of the Chapter 11 Cases and the events that typically result from the filing of such a case under Chapter 11 of the Bankruptcy Code), or the Accounts, taken as a whole, or the Collateral, taken as a whole; (b) material impairment of the ability of the Loan Parties (taken as a whole) to fully and timely perform their obligations under any Loan Document to which it is a party; (c) a material impairment of the rights or remedies available to the Lenders or the Administrative Agent under any Loan Document; or (d) a material adverse effect on the Liens in favor of the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens required under this Agreement and the other Loan Documents.

"Maximum Rate" has the meaning specified in Section 2.3.

"Moody's" means Moody's Investors Service, Inc.

"Mortgage" means an agreement, including, but not limited to, a mortgage, deed of trust, leasehold mortgage, hypothecation, leasehold deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property to secure any Obligations, which shall be substantially in form and substance reasonably satisfactory to the Administrative Agent and Borrower, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

"Mortgaged Property" means each Real Property, if any, which shall be subject to a Mortgage securing the Obligations.

"MP" means MatlinPatterson Global Advisers LLC, together with its managed funds or other controlled-Affiliates.

"MP Sale" means a sale in which MP is the successful bidder and in accordance with an asset purchase agreement acceptable to MP and Debtors.

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"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Net Amount of Eligible Accounts" means, at any time with respect to Borrower or Foamex Canada (upon the Administrative Agent's obtaining a valid and perfected Lien on the Accounts of Foamex Canada in a manner satisfactory to the Administrative Agent), the gross amount of Eligible Accounts of Borrower or Foamex Canada, as the case may be, less, without duplication, sales, excise or similar taxes with respect to Accounts of Borrower and less returns, discounts, claims, credits and allowances, accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts.

"Net Availability" means, as of any date of determination, (a) the Base Borrowing Base then in effect, plus (b) Total Cash as of such date, plus (c) Ineligible Relief less (d) the aggregate amount of New Term Loans outstanding as of such date (other than Facility Fees that are deemed to be New Term Loans pursuant to Section 2.4 and paid-in-kind interest added to the principal balance of New Term Loans pursuant to Section 2.1 less (e) Secured Swap Obligations outstanding as of such date less (f) LC Obligations outstanding as of such date less the aggregate amount of the Rolled Revolving Loans.

"New Term Lenders" means MP Foam DIP LLC.

"New Term Loans" has the meaning specified in Section 1.2.

"New Term Loan Commitment" means as to any New Term Lender, the obligation of such Lender, if any, to make New Term Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "New Term Loan Commitment" opposite such New Term Lender's name on Schedule 1.2 or in the Assignment and Acceptance pursuant to which such New Term Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. As of the Closing Date, the aggregate New Term Loan Commitment of the New Term Lenders is $56,000,000.

"Notice of Borrowing" has the meaning specified in Section 1.2(b).

"Obligations" means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Loan Parties to the Administrative Agent, the Swap Provider and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents (including the Secured Swap Contracts), whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest (including, but not limited to, any interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in whole or in part in any such proceeding), charges, expenses,

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fees, attorneys' fees, filing fees (including, but not limited to, any fees or expenses accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not allowed or allowable in whole or in part as a claim in any such proceeding) and any other sums chargeable to any of the Loan Parties hereunder or under any of the other Loan Documents. "Obligations" includes, without limitation and in any event, the Secured Swap Obligations and all debts, liabilities, and obligations now or hereafter arising from or in connection with the Letters of Credit and the New Term Loans.

"OFAC" has the meaning specified in Section 6.22.

"on" when used with respect to any Property or any property adjacent to any Property, means "on, in, under, above or about."

"Organization Documents" means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Prepetition Liens" means valid and perfected Liens on Accounts of the Loan Parties existing on the date that is immediately prior to the Filing Date other than the Prepetition Revolving Liens and the Prepetition Term Loan Liens.

"Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

"Parent Company" means Holdings, FMXI or any of their direct or indirect Subsidiaries that is a parent company of Borrower.

"Parent Guarantor" means each Parent Company.

"Participant" means any Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement and who shall have entered into a participation agreement in form and substance satisfactory to such Lender in accordance with Section 11.2 of this Agreement.

"Payment Account" means each bank account established pursuant to the Security Agreement to which the proceeds of Accounts and certain other Collateral are deposited or credited and which is maintained in the name of the Administrative Agent or the applicable Loan Party, as the Administrative Agent may determine, on terms reasonably acceptable to the Administrative Agent.

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"PBA" means the Pension Benefits Act of Ontario or any other Canadian federal, provincial or territorial statute in relation to Plans sponsored by Foamex Canada and all regulations thereunder as amended from time to time and any successor legislation.

"PBGC" means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

"Pension Plan" means (i) any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (ii) any Foreign Plan.

"Permitted Disposition" means:

(a)        the MP Sale;

(b)       sales, abandonment, or other dispositions of Equipment or other property that is substantially worn, damaged, or obsolete in the ordinary course of business no longer used or useful in the business;

(c)       sales of property, consolidations or mergers by or involving any Loan Party in accordance with Section 7.17 or 7.18;

(d)        sales of Inventory to buyers in the ordinary course of business;

(e)        any involuntary loss, damage or destruction of property;

(f)        any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g)       the withdrawal by any Loan Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(h)       the granting of Permitted Liens;

(i)        the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business; or

(j)        the abandonment by any Loan Party of any rights, franchises, licenses, trademarks, trade names, copyrights, patents or other Intellectual Property that such Person reasonably determines are not useful to its business or no longer commercially desirable.

"Permitted Indebtedness" means:

(a)       Indebtedness under the Loan Documents;

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(b)       Indebtedness outstanding on the date hereof and listed on Schedule 7.16 and any Refinancing Indebtedness in respect of such Indebtedness;

(c)       Indebtedness incurred by the recipient of an Investment permitted by clause (b) of the definition of Permitted Investment;

(d)       performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e)       Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of the incurrence thereof;

(f)        Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions;

(g)       Indebtedness in respect of insurance premium financing by Borrower and its Subsidiaries; and

(h)       Indebtedness under Treasury Management Agreements in the ordinary course of business.

"Permitted Investments" means each of the following:

(a)       Investments held by a Loan Party in the form of Cash Equivalents;

(b)       Investments (i) of any Loan Party in any other Loan Party (other than Investments in any Parent Company) and (ii) of any Parent Company in any other Parent Company,

(c)       Investments consisting of extensions of trade credit and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, in each case, in the ordinary course of business;

(d)       Investments outstanding on the Closing Date and listed on Schedule 7.15; and

(e)       transactions permitted by Section 7.17;

"Permitted Liens" means the following:

(a)       (i) Liens in favor of the Administrative Agent pursuant to any Loan Document to secure the Obligations, (ii) the Prepetition Revolving Liens, (iii) the Prepetition Term Loan Liens, (iv) the Other Prepetition Liens and (v) the Carve Out;

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(b)       Liens existing on the date hereof and listed on Schedule 7.14 so long as each such Lien only secures the Indebtedness that is secures on the Closing Date;

(c)       Liens for taxes, assessments, or other governmental charges or levies not overdue for a period of more than 30 days or are the subject of Permitted Protests that do not have priority over the Administrative Agent's Liens;

(d)       carriers', processors', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and by operation of law which secure amounts (other than amounts for borrowed money) which are not delinquent or are subject to Permitted Protests;

(e)       pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

(f)        deposits to secure the performance of bids, leases and contracts (in each instance other than for the repayment of Indebtedness), statutory obligations, utility services, surety bonds, customs and appeal bonds, performance bonds and other obligations of a like nature (including those securing health, safety and environmental obligations) incurred in the ordinary course of business and not in connection with the borrowing of money;

(g)       easements, servitudes, rights-of-way, restrictions and other similar encumbrances affecting Real Property which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)       the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(i)        customary possessory Liens and rights of setoff of deposit banks, securities intermediaries and commodities intermediaries securing customary obligations incurred in the ordinary course of business with respect to the maintenance of deposit, securities or commodities accounts maintained by any Loan Party or any Subsidiary thereof with such Persons, which Liens are limited to the accounts and assets in such accounts; and

(j)        non-exclusive licenses, sublicenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of Borrower or any of its Subsidiaries.

"Permitted Protest" means the right of Borrower or any other Loan Party to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Loan Party's books and records in such amount as is required under GAAP or to the extent the payment of such obligation or any enforcement action in respect thereof is stayed as a result of the Chapter 11 Cases, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party, in good faith, and (c) the Majority Lenders are satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Administrative Agent's Liens.

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"Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority or any other entity.

"Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA or other applicable laws of any jurisdiction) which any Loan Party sponsors or maintains or to which any Loan Party makes, is making, or is obligated to make contributions and includes any Pension Plan.

"Plan of Reorganization" means a plan of reorganization or liquidation under chapter 11 of the Bankruptcy Code in the Chapter 11 Cases.

"PPA" has the meaning specified in the definition of "ERISA Event".

"Premises" has the meaning specified in the applicable Mortgage.

"Prepetition Credit Agreements" means the Prepetition Revolving Credit Agreement, the Prepetition First Lien Term Loan Facility and the Prepetition Second Lien Term Loan Facility.

"Prepetition First Lien Term Loan Facility" has the meaning specified in the recitals hereto.

"Prepetition First Lien Term Loan Documents" means the Prepetition First Lien Term Loan Facility and the other "Loan Documents" as defined in the Prepetition First Lien Term Loan Facility, including security documents, guaranties and the notes issued thereunder.

"Prepetition First Lien Term Loan Facility Liens" means the Liens granted by the Loan Parties in connection with the Prepetition First Lien Term Loan Documents.

"Prepetition Indebtedness" means the Indebtedness evidenced by the Prepetition Revolving Loan Documents, the Prepetition First Lien Term Loan Documents and the Prepetition Second Lien Term Loan Documents.

"Prepetition Issuing Bank" means the "Letter of Credit Issuer" as defined in the Prepetition Revolving Credit Agreement.

"Prepetition Letters of Credit" has the meaning specified in the recitals.

"Prepetition Revolving Administrative Agent" has the meaning specified in the recitals hereto.

"Prepetition Revolving Credit Agreement" has the meaning specified in the recitals hereto.

"Prepetition Revolving Lenders" has the meaning specified in the recitals hereto.

"Prepetition Revolving Liens" means Liens granted by the Loan Parties in connection with the Prepetition Revolving Loan Documents.

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"Prepetition Revolving Loans" has the meaning specified in the recitals hereto.

"Prepetition Revolving Loan Documents" means the Prepetition Revolving Credit Agreement and the other "Loan Documents" as defined in the Prepetition Revolving Credit Agreement, including security documents, guaranties and the notes issued thereunder.

"Prepetition Second Lien Term Loan Documents" means the Prepetition Second Lien Term Loan Facility and the other "Loan Documents" as defined in the Prepetition Second Lien Term Loan Facility, including security documents, guaranties and the notes issued thereunder.

"Prepetition Second Lien Term Loan Facility" has the meaning specified in the recitals hereto.

"Prepetition Second Lien Term Loan Facility Liens" means the Liens granted by the Loan Parties in connection with the Prepetition Second Lien Term Loan Documents

"Prepetition Swap and LC Obligations" means (a) the aggregate Swap Termination Value of the Prepetition Swap Contracts of the Borrower not rolled up into the Swap Term Loan pursuant to and as set forth in the Financing Orders plus the Prepetition Revolving Loans constituting Obligations hereunder and (b) the LC Obligations of the Prepetition Letters of Credit not rolled up into Letters of Credit pursuant to the terms hereof and as set forth in the Financing Orders.

"Prepetition Swap Contracts" has the meaning specified in the recitals.

"Prepetition Swap Provider" means Bank of America, N.A., in its capacity as a counterparty to the Prepetition Swap Contracts.

"Prepetition Term Loan Liens" means (a) the Prepetition First Lien Term Loan Facility Liens and (b) the Prepetition Second Lien Term Loan Facility Liens.

"Projections" means, with respect to Holdings' and its Subsidiaries, Holdings' forecasted (a) balance sheets, (b) income statement, and (c) cash flow statements, all prepared on a basis consistent with Holdings' historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

"Pro Rata Share" means, with respect to (a) with respect to any New Term Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of such New Term Lender's New Term Loan Commitment at such time and the denominator of which is the amounts of all of the New Term Lenders' New Term Loan Commitments at such time (or if no New Term Loan Commitments are outstanding at such time, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such New Term Lender at such time and the denominator of which is the aggregate amount of the Obligations owed to all New Term Lenders at such time, (b) with respect to any LC Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of LC Obligations owed to such LC Lender at such time and the denominator of which is the aggregate amount of the LC Obligations owed to all LC Lenders at such time and (c) with respect to all Lenders at any time, a fraction (expressed as a percentage), the numerator of which is the amount of

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Aggregate Outstanding owed to such Lender at such time and the denominator of which is the aggregate amount of the Aggregate Outstandings owed to all Lenders at such time. For purposes of this definition, "Aggregate Outstandings" shall be deemed to include Facility Fees that are deemed to be New Term Loans pursuant to Section 2.4 and paid-in-kind interest added to the principal balance of the New Term Loans pursuant to Section 2.1.

"Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, equity interests.

"Real Property" means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment.

"Refinancing Indebtedness" means refinancings, renewals, or extensions of Indebtedness so long as the terms and conditions of such refinancings, renewals, or extensions are on terms and conditions satisfactory to the Administrative Agent and the Majority Lenders, which shall include among other things:

(a)       the terms and conditions of such refinancings, renewals, or extensions do not, in the Administrative Agent and the Majority Lenders' reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower's creditworthiness;

(b)       such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended;

(c)       such refinancings, renewals, or extensions do not result in an increase in the interest rate with respect to the Indebtedness so refinanced, renewed, or extended;

(d)       such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower;

(e)       if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(f)        the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

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"Release" means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

"Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or commissioner or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

"Reserves" means reserves that limit the availability of credit hereunder, consisting of reserves against Eligible Accounts, established by the Administrative Agent from time to time in the Administrative Agent's reasonable credit judgment. Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of the Administrative Agent's credit judgment: (a) a reserve for accrued, unpaid interest on the Obligations, (b) Environmental Compliance Reserves, (c) dilution, (d) warehousemen's or bailees' charges, (e) reserves for taxes, assessments and other governmental charges which are delinquent beyond applicable grace periods provided by Law or the relevant Governmental Authority, (f) reserves for accrual of rebates, (g) reserves for cash discount accruals and (h) additionally as regards to Foamex Canada (upon the Administrative Agent's obtaining a valid and perfected Lien on the Accounts of Foamex Canada) reserves established by the Administrative Agent for amounts secured by any Liens, choate or inchoate, which, under applicable Law, rank or which could reasonably be expected to rank in priority to the Administrative Agent's and/or Lenders' Liens and/or for amounts which may represent costs relating to the enforcement of the Administrative Agent's Liens including, without limitation, any such amounts due and not paid for wages, vacation pay, severance pay, amounts due and not paid under any legislation relating to workers' compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property) and all amounts currently or past due and not contributed, remitted or paid to any Plan or under the Canada Pension Plan or the PBA, or any similar statutory or other claims that, under applicable Law, would have or might have priority over any Liens granted to Administrative Agent in the future.

"Response" means (a) "response" as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

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"Responsible Officer" means the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer or the assistant treasurer of Borrower or any other officer of Borrower having substantially the same authority and responsibility.

"Restricted Cash" shall mean at any time, an amount equal to the amount of outstanding checks written by Borrower and any Subsidiary Guarantor, plus, to the extent included in Total Cash, cash held by Foreign Subsidiaries.

"Restricted Payment" means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Holdings or any of its Subsidiaries, or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of any Parent Company, Borrower or any of its Subsidiaries.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions or any foreign Governmental Authority exercising similar functions.

"Secured Parties" means, collectively, (i) the Administrative Agent, (ii) the Lenders, the Bank and the Letter of Credit Issuer, and (iii) with respect to Obligations under Section 14.11, the Indemnified Persons.

"Secured Swap Contracts" means Swap Contracts between Borrower and Swap Provider other than any Swap Contract between Borrower and Swap Provider entered into after the Filing Date.

"Secured Swap Obligations" means, with respect to the Secured Swap Contracts as of any date of determination, the Swap Termination Value of such Secured Swap Contracts as of such date.

"Securities Act" means the Securities Act of 1933, as amended, and all regulations issued pursuant thereto.

"Security Agreement" means the Security Agreement of even date herewith among the Loan Parties (other than Foamex Canada) and the Administrative Agent for the benefit of the Secured Parties.

"Stated Termination Date" means 120 days from the Filing Date unless:

(a)(i) MP fails to provide Borrower with an initial draft of an APA within 10 days after the Filing Date and (ii) Borrower has complied and continues to comply with Section 7.13(e); or

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(b)(i) Borrower or any other Person fails to file an APA with the Bankruptcy Court within 30 days after the Filing Date and (ii) Borrower has complied and continues to comply with Section 7.13(e), then, (A) upon the occurrence of all events described in clause (a) above, the Stated Termination Date shall be 180 days after the Filing Date and (B) upon the occurrence of all events in clause (b) above, the Stated Termination Date shall be the date that is the earlier of (1)(x) 30 days from the Filing Date plus (y) the number of days that elapsed from the period beginning on the 30th day after the Filing Date and ending on the day that the Borrower delivers an APA for filing with the Bankruptcy Court plus (z) 60 days and (2) 180 days after the Filing Date. In no event shall the Stated Termination Date extend beyond 180 days from the Filing Date. If at any time pursuant to the definition above, the "Stated Termination Date" will be a day that is not a Business Day, the "Stated Termination Date" shall be deemed to be the Business Day immediately following such day unless such Business Day is more than 180 days from the Filing Date, in which case, the "Stated Termination Date" shall be deemed to be the Business Day immediately preceding such day.

"Subordinated Indebtedness" means Indebtedness of Borrower or any other Loan Party that is by its terms subordinated in right of payment to the Obligations.

"Subsidiary" means, of a Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person or any other Person which is required to be consolidated with such Person in the consolidated financial statements of such Person in accordance with GAAP. Unless the context otherwise requires, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of Borrower.

"Subsidiary Guarantors" means, collectively, each existing and future direct and indirect Subsidiary of Borrower that is a Guarantor.

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

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"Swap Provider" means Bank of America, N.A., in its capacity as a counterparty to the Secured Swap Contracts.

"Swap Obligations" means, with respect to any Swap Contract as of any date of determination, the Swap Termination Value of such Swap Contract.

"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

"Synthetic Lease Obligation" means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

"Tax Sharing Agreement" means the First Amended and Restated Tax Sharing Agreement, dated as of December 14, 1993, among Borrower, Holdings and FMXI, as amended on June 12, 1997, as further amended on December 23, 1997, as further amended on February 27, 1998, as further amended on December 28, 2006 and as further amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

"Tax" or "Taxes" means any and all present or future taxes, levies, imposts, deductions, assessments, fees, charges or withholdings (including back-up withholding), and other changes imposed by any Governmental Authority all liabilities with respect thereto (including penalties, interest and additions to tax), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

"Termination Date" means the earliest to occur of: (i) the Stated Termination Date, (ii) the date that is 30 days after approval of the Interim Order if the Final Order has not been approved by the Bankruptcy Court by such date, (iii) the date that is 60 days following Bankruptcy Court approval of procedures for the sale of all or substantially all of the Debtors' assets, (iv) the date that is 180 days following the Filing Date and (v) the date this Agreement is terminated by the Majority Lenders pursuant to Section 9.2. If at any time pursuant to the definition above, the "Termination Date" will be a day that is not a Business Day, the "Termination Date" shall be deemed to be the Business Day immediately following such day unless such Business Day is more than 180 day from the Filing Date, in which case, the "Termination Date" shall be deemed to be the Business Day immediately preceding such day.

"Termination Event" means (a) the withdrawal of any Loan Party or any Subsidiary from a Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Pension Plan or the treatment of a Pension Plan amendment as a termination thereof; (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Pension Plan; or (d) with respect to Foamex Canada, any other event or condition which is reasonably likely to constitute grounds for the termination

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of, winding-up or partial termination of winding-up or the appointment of a trustee to administer, any Pension Plan.

"Total Cash" shall mean at any time, the actual amount of cash held by Borrower and the Subsidiary Guarantors.

"Treasury Management Agreement" means any agreement governing the provision of treasury or cash management services, including netting services, deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

"UCC" means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests, provided, that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

"United States" and "U.S." mean the United States of America.

"Unencumbered Property" means, as of the Filing Date, the Property of the Loan Parties and their Subsidiaries not subject to a valid, perfected, non-avoidable and enforceable Lien in favor of any Person.

"Unreimbursed Amount" means the amount of any drawing under a Letter of Credit with respect to which Borrower has not reimbursed the Letter of Credit Issuer.

"Unused Letter of Credit Subfacility" means an amount equal to $28,881,285.00 minus the aggregate face amount of all Letters of Credit issued on or after the Closing Date (including without limitation, the Prepetition Letters of Credit rolled up into this Agreement in accordance with Section 1.4).

"U.S. Collateral" means all ABL Collateral of the Loan Parties (other than Foamex Canada) and all products and proceeds thereof.

"U.S. Guarantors" means the Domestic Subsidiaries of Borrower and the Domestic Subsidiaries of the Parent Companies (other than the Borrower), in each case, that are Guarantors of the Obligations.

"Voting Stock" means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

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(a)       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document and Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's permitted successors and assigns, (iii) the words "herein," "hereof," "hereto" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however exercised. The word "or" is not exclusive.

(b)       In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

(c)       Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)       This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

Accounting Terms.

(a)       Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing Holdings' audited financial statements, except as otherwise specifically prescribed herein.

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(b)       Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) in the event that such change in GAAP modifies any item in the financial statements of Holdings in an amount exceeding $1,000,000, Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided further that such reconciliation shall be required to be provided until the earlier of (i) the date such ratio or requirement shall be so amended and (ii) the fourth fiscal quarter of Borrower to occur following such change.

Rounding. Any financial ratios required to be maintained by Borrower and the other Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Resolution of Drafting Ambiguities. The Loan Parties acknowledge and agree that they were represented by counsel in connection with the execution and delivery of the Loan Documents, that they and their counsel reviewed and participated in the preparation and negotiation of the Loan Documents and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Loan Documents.

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